Exhibit 10.2

EXECUTION VERSION

COINSURANCE AND MODIFIED COINSURANCE AGREEMENT
Between
EQUITABLE FINANCIAL LIFE INSURANCE COMPANY
(referred to as the Ceding Company)
and
FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY
(referred to as the Reinsurer)

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION IS IDENTIFIED HEREIN WITH “[***].” SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

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Section 11.15. Treatment of Confidential Information	52
Section 11.16. Incontestability	53

INDEX OF SCHEDULES AND EXHIBITS
Schedule A	Expense Allowances
Schedule B	Investment Guidelines
Schedule C	Policy Forms
Schedule D	Seriatim File
Schedule E	Recapture Terminal Settlement
Schedule F-1	Separate Accounts
Schedule F-2	Experience Refund
Schedule F-3	EIM Administrative Fee
Schedule G Schedule H	Fair Market Value Methodologies Projected Separate Account Values
Schedule I	Compensation
Schedule J	Ceding Company Reports
Schedule K Schedule L Schedule M Schedule N Schedule O Schedule P	Guaranty Fund Liabilities Final IMR Amortization Schedule Reinsurer Information Exchanges and Roll-Overs Unfloored CTE [***] Amount Methodologies Morningstar Categories

Exhibit 1	Form of Monthly Settlement Statement
Exhibit 2	Form of Trust Agreement
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COINSURANCE AND MODIFIED COINSURANCE AGREEMENT
THIS COINSURANCE AND MODIFIED COINSURANCE AGREEMENT (this “Agreement”) is made and entered into on October 3, 2022 (the “Closing Date”) and effective as of the Effective Time by and between Equitable Financial Life Insurance Company, a New York-domiciled insurance company (the “Ceding Company”), and First Allmerica Financial Life Insurance Company, a Massachusetts-domiciled insurance company (the “Reinsurer”). For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a “Party” and together the “Parties.”
WHEREAS, the Ceding Company and the Reinsurer have entered into a Master Transaction Agreement dated as of August 16, 2022 (the “Master Transaction Agreement”);
WHEREAS, the Master Transaction Agreement provides, among other things, for the Ceding Company and the Reinsurer to enter into this Agreement;
WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company, the Reinsurer and the Trustee (as defined below) will enter into the Trust Agreement (as defined below) pursuant to which the Trustee will hold assets as security for the satisfaction of the obligations of the Reinsurer to the Ceding Company under this Agreement; and
WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, Commonwealth Annuity and Life Insurance Company, a Massachusetts-domiciled insurance company (“CwA”), will enter into a Guarantee (as defined below) pursuant to which CwA and any other Guarantor (as defined below) under the Guarantee from time to time will guaranty all of the Reinsurer’s payment obligations under this Agreement and all of the Reinsurer’s obligations to transfer amounts to the Trust Account pursuant to Section 5.2(b) and Section 5.7(c)(i) of this Agreement;
NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:
Article I.

DEFINITIONS
Section 1.1.Definitions. The following terms have the respective meanings set forth below throughout this Agreement:
“12b-1 Fees” has the meaning set forth in the Master Transaction Agreement.
“Account Value” with respect to any Reinsured Contract means, as of any date of determination, the aggregate account value in the general account of the Ceding Company of such Reinsured Contract, as defined in and determined in accordance with the terms of such Reinsured Contract, and without regard to the transactions contemplated hereby, as of such date, including any increase in such account value related to the matter set forth on Section 9.04(a) of the Ceding Company Disclosure Schedule.
“Accrued Interest” means the accumulated unpaid interest on an asset calculated in accordance with SAP.

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“Action” means any claim, action, suit, litigation, arbitration, investigation, inquiry, hearing, charge, complaint, demand or other proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.
“Actual Spread Amount” has the meaning [***].
“Additional Consideration” has the meaning set forth in Section 3.2.
“Additional Reports” has the meaning set forth in Section 3.9(b).
“Adjusted Ceding Commission” has the meaning set forth in the Master Transaction Agreement.
“Administrative Services” has the meaning set forth in Section 4.1(a).
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
“Affiliate Retrocessionaire” means any Retrocessionaire that is Affiliated with the Reinsurer at the time of the initial retrocession or any time thereafter.
“Agreement” has the meaning set forth in the preamble.
“Allocated Premium Taxes” means, in respect of any Monthly Accounting Period, Premium Taxes allocable to the Reinsured Contracts which shall be an amount equal to the Premiums received under the Reinsured Contracts in such Monthly Accounting Period multiplied by [***] basis points; provided, however, the Parties agree to increase or decrease this amount, as appropriate, to reflect changes in Premium Taxes should either (a) any jurisdictions which do not as of the Effective Time impose a Premium Tax on annuities adopt such a tax following the Effective Time or (b) any jurisdictions which do as of the Effective Time impose a Premium Tax on annuities change or no longer impose such a tax following the Effective Time; and provided, further, that this amount shall be reduced by the amount of any Premium Tax credits available to the Ceding Company and arising from any guaranty fund assessment borne by the Reinsurer pursuant to clause (d) of the definition of “General Account Liabilities”.
“Annuitization” or “Annuitize” means an exchange of the entire accumulated Account Value of a Reinsured Contract for a series of periodic income payments, whether for a specific period of time or for the life of the annuitant or other beneficiary.
“Applicable Privacy Laws” means any applicable Laws relating to the processing of Non-Public Personal Information gathered, collected or used by the Ceding Company or any of its Affiliates or their respective employees, agents or contractors in the course of the operations of the Reinsured Contracts.
“Applicable Tax Gross-Up Percentage” means one minus the highest federal tax rate applicable to United States corporations as of the Effective Time with respect to Section 3.1(a)(iii) and the Closing Date with respect to Section 3.1(a)(iv), as applicable or, in the event of a recapture or termination, the Recapture Date.
“Appraisal Date” has the meaning set forth in Section 3.1(a)(ii).
“Asset Report” has the meaning set forth in Section 5.4.

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“Bermuda Insurance Act” means the Bermuda Insurance Act of 1978, as amended, and the rules and regulations promulgated thereunder.
“Books and Records” means all originals or copies of all books and records and other information in the possession, custody or control of the Ceding Company or any of its Affiliates that relate to the Reinsured Liabilities, the Reinsured Contracts or the Separate Accounts, including administrative records, claim records, contract files, sales records, underwriting records, financial and accounting (including investment accounting) records, actuarial reports, analyses and memoranda, reinsurance records, compliance records, records relating to the underlying investment funds in which the assets supporting reserves related to the Reinsured Contracts in the Separate Accounts are invested and other records, in whatever form maintained, but excluding certificates of incorporation, bylaws, corporate seals, minute books and other corporate records relating to the corporate organization or capitalization of the Ceding Company or its Affiliates, Tax returns or Tax records (other than with respect to transfer Taxes, Premium Taxes and similar Taxes that relate to the Reinsured Contracts and the Separate Accounts), records of any employee of the Ceding Company or its Affiliates, benefit plan records with respect to any employee of the Ceding Company or its Affiliates, and books and records that are subject to the attorney-client, work product, or other similar privilege or doctrine, it being understood that the Ceding Company shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information) that would enable any such item to be provided to the Reinsurer without impinging on the ability to assert such privilege.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York or Boston, Massachusetts are required or authorized by Law to be closed.
“Capital Reporting Deadline” means (a) with respect to an RBC Ratio, with respect to a calendar quarter other than the last quarter of a calendar year, the date that is [***] calendar days after the end of such calendar quarter, and with respect to the last calendar quarter of a calendar year, the date that is [***] calendar days after the end of such calendar quarter; (b) with respect to [***], with respect to a calendar quarter other than the last quarter of a calendar year, the date that is [***] calendar days after the end of such calendar quarter, and with respect to the last calendar quarter of a calendar year, the date that is [***]calendar days after the end of such calendar quarter and (c) with respect to any other capital adequacy ratio of [***] that is required to be reported pursuant to Section 3.8(b), (i) with respect to a calendar quarter other than the last quarter of a calendar year, the earlier of (i) the date that is [***] calendar days after the end of such calendar quarter and (ii) [***], and with respect to the last calendar quarter of a calendar year, the earlier of (i) the date that is [***] calendar days after the end of such calendar quarter and (ii) [***].
“Cash Surrender Value” means, as of any date of determination, (a) the aggregate cash surrender value in the general account of the Ceding Company of all Reinsured Contracts in pre-payout status, as defined in and determined in accordance with the terms of the applicable Reinsured Contracts and determined without regard to the transactions contemplated hereby, less (without duplication with respect to any applicable Reinsured Contract) (b) the Policy Loan Balance with respect to such Reinsured Contracts, in each case of (a) and (b), as of such date.
“Ceding Commission Ratio” means [***]%.
“Ceding Company” has the meaning set forth in the preamble.
“Ceding Company Disclosure Schedule” has the meaning specified in the Master Transaction Agreement.
“Ceding Company Domiciliary State” means the State of New York, or, if the Ceding Company changes its state of domicile to another state within the United States, such other state.

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“Ceding Company Extra-Contractual Obligations” means all Extra-Contractual Obligations other than Reinsurer Extra-Contractual Obligations.
“Ceding Company Indemnified Parties” has the meaning set forth in Section 9.1.
“Ceding Company Report” has the meaning set forth in Section 5.7(b).
“Ceding Company Statutory Reserves” means, as of any date of determination, the aggregate statutory reserve (including unearned premium reserves and other premium accruals) amount for the General Account Liabilities calculated in accordance with the Ceding Company Domiciliary State SAP that would be applicable to the Ceding Company (as would be reflected on Line 1, column 1 of the Liabilities section and Exhibit 5 and Line 3, column 1 of the Liabilities section and Exhibit 7 of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2021)), as calculated by the Ceding Company as of such date (without giving effect to this Agreement) determined in a manner consistent with the Ceding Company’s historical practices, methodologies and assumptions (unless deviation from such historical practices, methodologies and assumptions is required by Ceding Company Domiciliary State SAP as of such date of determination in which case the Ceding Company and the Reinsurer shall cooperate in good faith to update such practices, methodologies and assumptions to comply with Ceding Company Domiciliary State SAP): provided, however, that Ceding Company Statutory Reserves shall at all times be calculated on a stand-alone basis without regard to any other business of the Ceding Company (e.g., without regard to any diversification or aggregation benefits that may be available based on other business of the Ceding Company).
“Ceding Company Valuation Policy” has the meaning set forth in Schedule G.
“Closing” means the closing of the transactions contemplated by the Master Transaction Agreement, including entry into this Agreement and the Trust Agreement, to occur on the Closing Date.
“Closing Date” has the meaning set forth in the preamble.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning set forth in Section 5.9.
“Company Action Level RBC” means, with respect to any insurance company, company action level risk based capital as calculated in accordance with the applicable Laws of such insurance company’s state of domicile in effect as of the date of determination.
“Confidential Information” with respect to a Party, means any and all information provided by, made available by or provided or made available on behalf of such Party, any of its Affiliates or Representatives, on, before or after the date hereof, including, with respect to the Ceding Company, Non-Public Personal Information and all data relating to the Policyholders of the Reinsured Contracts which are maintained, processed or generated by the Ceding Company or, if applicable, the Reinsurer in connection with the Reinsured Liabilities and including the contents of this Agreement or the other Transaction Agreements not otherwise publicly disclosed, but shall not include the existence of this Agreement and the identity of the Parties; provided, that Confidential Information does not include information that (a) is generally available to the public other than as a result of a disclosure by the receiving Party in violation of its confidentiality obligation, (b) is independently developed by the receiving Party, its Affiliates or any of its Representatives without use or access to the disclosing Party’s Confidential Information, or (c) is rightfully obtained by the receiving Party from a third party without, to the knowledge of the receiving Party, breach by such third party of a duty of confidentiality of any nature to the disclosing Party.

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“Contested Claim” has the meaning specified in Section 4.8.
“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
“CwA” has the meaning specified in the recitals.
“DAC Tax Election” has the meaning specified in Section 10.2(a).
“Designated Administrative Account” means a sub-account of the Trust Account to be used by the Reinsurer to pay Net Settlements owed to the Ceding Company at the Ceding Company’s option in accordance with Section 3.3 and by the Ceding Company to withdraw such Net Settlements in satisfaction of such payments.
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“Effective Time” means 12:01 a.m., New York City time, on October 1, 2022.
“EIM” has the meaning set forth in Section 3.2(b).
“EIM Administrative Fee” has the meaning set forth in Section 3.2(b).
“Eligible Assets” has the meaning set forth in Section 5.4.
“Estimated Closing Statement” has the meaning specified in the Master Transaction Agreement.
“Estimated Initial Premium” has the meaning specified in the Master Transaction Agreement.
“Estimated Initial Required Balance” has the meaning specified in the Master Transaction Agreement.
“Estimated Recapture Terminal Settlement” has the meaning set forth in Section 8.4(a).
“Excess Roll-Over Amount” has the meaning set forth in Section 2.11.
“Excluded Liabilities” means (a) any Ceding Company Extra-Contractual Obligations, (b) any Excess Roll-Over Amounts accepted by the Ceding Company without the prior written consent of the Reinsurer in accordance with Section 2.11, (c) any ex gratia payments (i.e., payments the Ceding Company is not required to make under the terms of the Reinsured Contracts) made by or on behalf of the Ceding Company without the prior written consent of the Reinsurer and (d) any changes to a Reinsured Contract not effected in accordance with Section 2.2.
“Existing IMR Amount” means the amount of the Ceding Company’s existing IMR, calculated on an after-tax basis, that has been allocated by the Ceding Company to the Reinsured Risks as of the Effective Time (and prior to the transfer of assets by the Ceding Company pursuant to Section 3.1(b)), determined in accordance with SAP applicable to the Ceding Company, which amount shall be zero dollars ($0).
“Expense Allowances” means, for each Monthly Accounting Period, an amount determined in accordance with Schedule A.

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“Experience Refund” has the meaning set forth in Schedule F-2.
“Extra-Contractual Obligations” means all Liabilities and any other related expenses (including attorneys’ fees) to any Person or Persons arising out of or relating to the Reinsured Contracts (other than Liabilities arising under the express terms and conditions and within the policy limits of the Reinsured Contracts, including such amounts that are finally determined by a court of competent jurisdiction to be owed to a Policyholder under the terms and conditions of a Reinsured Contract), including any loss in excess of the limits arising under or covered by any Reinsured Contract, any Liabilities for exemplary, punitive, compensatory, special or regulatory damages or interest, fines, penalties, Taxes, fees, forfeitures, bad faith, tort, statutory or other charges of a penal or disciplinary nature or any other form of extra-contractual damages, as well as all legal fees and expenses relating thereto, which Liabilities arise out of or result from any act, error or omission, whether or not intentional, negligent, fraudulent, in bad faith or otherwise, arising out of or relating to the Reinsured Contracts, including (a) the form, sale, marketing (including with respect to suitability and conflicts of interest), distribution, underwriting, production, issuance, cancellation or administration of the Reinsured Contracts, (b) the investigation, defense, prosecution, trial, settlement (including the failure to settle) or handling of claims, benefits, or payments under the Reinsured Contracts, (c) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Contracts, (d) any changes to, or conversions of, any administrative system or platform of the Ceding Company or any of its Affiliates or any other administrator permitted hereunder, (e) the failure of any Reinsured Contract to provide the purchaser, customer or other holder or intended beneficiaries thereof with tax treatment that is the same as or more favorable than the tax treatment (i) that was purported to apply in materials provided at the time of issuance, assumption, exchange, modification or sale of the applicable Reinsured Contract or (ii) for which policies or contracts of that type are intended to qualify under the Code or (f) the matter set forth on Section 9.04(a) of the Ceding Company Disclosure Schedule. For the avoidance of doubt, any Liability resulting from a change to the terms and conditions of the Reinsured Contracts in accordance with Section 2.2 shall not be deemed an Extra-Contractual Obligations.
“Fair Market Value” means, with respect to any asset, the value thereof (including Accrued Interest) calculated in accordance with the methodology set forth on Schedule G.
“Fault Recapture Event” means any recapture as a result of any of the occurrences described in clauses (c) or (d) of the definition of Recapture Triggering Event; provided that a Recapture Triggering Event described in clause (d) of the definition of Recapture Triggering Event shall not be a Fault Recapture Event solely in the event it is attributable to the Ceding Company’s failure to comply with its obligation to cooperate in good faith in accordance with the last sentence of Section 5.1(a).
“Final IMR Amortization Schedule” has the meaning specified in the Master Transaction Agreement and, upon completion of the Final IMR Amortization Schedule in accordance with the terms of the Master Transaction Agreement, a copy thereof will be attached to this Agreement as Schedule L.
“General Account Liabilities” means all of the following Liabilities of the Ceding Company (and with respect to clause (c) of this definition, all Liabilities of any of its Affiliates to the extent set forth on Schedule I) arising out of or resulting from all Reinsured Contracts for which the Quota Share of the applicable Cash Surrender Value was included in the calculation of the Initial Premium, except as otherwise set forth below in clauses (c) and (d), whether such Liabilities were incurred before, at or after the Effective Time, but excluding Separate Account Liabilities and Excluded Liabilities:

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(a)all (i) claims, benefits, interest on claims or unearned premiums, interest on policy funds, withdrawals, surrenders, policy loans, amounts payable for returns or refunds of premiums, guaranteed minimum death benefits, incurred but not reported claims, pending claims and benefits (including death benefits, lump sum payments, annuitization payments, deferred payments, payments in respect of market value adjustments, and any other settlement options), unearned premiums, and other contract benefits, in each case, arising under the express terms and conditions of, and subject to the limitations set forth in, the Reinsured Contracts (including all amounts that are finally determined by a court of competent jurisdiction to be owed to a Policyholder under the terms and conditions of a Reinsured Contract) and whether such amounts are escheated or paid to policyholders or beneficiaries of the Reinsured Contracts and (ii) all claim expenses (including reasonable litigation expenses related thereto) incurred by the Ceding Company in connection with Contested Claims in which the Reinsurer has chosen to participate in accordance with Section 4.8;
(a)all Liabilities arising out of the express terms and conditions of, and subject to the limitations set forth in, the Reinsured Contracts (including all amounts that are finally determined by a court of competent jurisdiction to be owed to a Policyholder under the terms and conditions of a Reinsured Contract), giving effect to changes to the terms and conditions of the Reinsured Contracts permitted or required by Section 2.2;
(b)all compensation and other amounts set forth on Schedule I that are incurred at or after the Effective Time;
(c)all assessments and similar charges that are incurred at or after the Effective Time with respect to the Reinsured Contracts in connection with participation by the Ceding Company or the Reinsurer, whether voluntary or involuntary, in any guaranty association established or governed by any state or other jurisdiction, arising on account of insolvencies, rehabilitations or similar proceedings, to the extent allocated to the Reinsured Contracts in accordance with Schedule K;
(d)all Allocated Premium Taxes;
(e)all Liabilities which relate to (i) amounts held in the general account of the Ceding Company pending transfer to the Separate Accounts, or (ii) Reinsured Contracts that contemplate payment from a Separate Account the amount of which exceeds the assets of such Separate Account (without duplication of the amounts set forth in clause (a) above), in each case in respect of the Reinsured Contracts; and
(f)all Reinsurer Extra-Contractual Obligations.
“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body, board or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body having jurisdiction over a Party.
“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Guarantee” means the Guarantee, dated as of the Closing Date, by CwA in favor of the Ceding Company.
“Guarantor” means CwA and any other “Guarantor” under the Guarantee from time to time.
“IDC” has the meaning set forth in Schedule G.

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“IMR” means an interest maintenance reserve.
“Indemnifiable Losses” has the meaning specified in the Master Transaction Agreement.
“Independent Accounting Firm” has the meaning set forth in Section 5.7(e).
“Independent Actuary” has the meaning set forth in Section 8.4(c).
“Initial Premium” has the meaning set forth in Section 3.1(a).
“Initial Required Balance” means the Required Balance as of the Closing Date.
“Insolvency” has the meaning set forth in Section 5.6.
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.
“Interest Rate” means the sum of (a) [***] basis points (expressed as a rate per annum) plus (b) the annual yield rate, on the date to which the [***]-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of [***] months, as such rate is published under the “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).
“Investment Guidelines” means the Investment Guidelines set forth in Schedule B, as may be modified on or after an Investment Guidelines Trigger Event Date (as defined in the Trust Agreement) pursuant to Section 7 of the Trust Agreement.
“Investment Management Agreement” means the Discretionary Investment Advisory Agreement, dated as of the date hereof, by and between the Reinsurer and AllianceBernstein L.P.
“Law” means any United States or non-United States federal, state or local statute, law, ordinance, rule, regulation, code, administrative interpretation or principle of common law or equity imposed by or on behalf of a Governmental Authority and any Governmental Order.
“Liabilities” means any and all debts, liabilities, damages, expenses, commitments or obligations of any kind, character or description, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, asserted or unasserted, matured or unmatured, or determined or determinable, whether arising in the past, present or future.
“M&E Fees” has the meaning set forth in Section 3.2(b).
“Market-to-Book Ratio” means, as of any date of determination, the ratio of (a) the aggregate Fair Market Value of the Eligible Assets in the Trust Account as of such date to (b) the aggregate Statutory Book Value of such Eligible Assets as of such date.
“Master Transaction Agreement” has the meaning set forth in the Recitals.
“Milliman Report” means the actuarial report dated February 18, 2022 prepared by Milliman, Inc. with respect to the Reinsured Contracts.
“Month-End Required Balance Report” has the meaning set forth in Section 5.7(a).
“Monthly Account Value” has the meaning set forth in Schedule F-2.

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“Monthly Accounting Period” means each successive calendar month during the term of this Agreement or any fraction thereof, beginning at the Effective Time and ending on the Recapture Date or the date this Agreement is otherwise terminated in accordance with Article VIII, as applicable.
“Monthly Settlement Statement” has the meaning set forth in Section 3.3(a).
“Morningstar” means Morningstar, Inc. and its successors.
“Morningstar Category” means the categories used by Morningstar to assist investors in making comparisons between mutual funds available for sale in the United States, as set forth on Schedule P and as updated by Morningstar in the course of its business, or any comparable categories from an investment research firm comparable to Morningstar in the event Morningstar ceases to provide such categories.
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“NAIC” has the meaning set forth in Schedule O.
“Net Settlement” has the meaning set forth in Section 3.3(a).
“Non-Guaranteed Elements” means the cost of insurance charges, rider charges, credited interest rates, mortality and expense charges, administrative expense risk charges, premium loads, lump sum payment options, policy loads and any other policy features that are subject to change at the election of the Ceding Company, including such items set forth in Actuarial Standard of Practice 2-Non-Guaranteed Charges or Benefits for Life Insurance Policies and Annuity Contracts in effect as of the Effective Time and any successor rules for such Non-Guaranteed Elements as in effect from time to time.
“Non-Public Personal Information” means any non-public personally identifiable information concerning or relating to the Ceding Company’s past, current or prospective applicants, customers, clients, policy owners, contract holders, insureds, claimants, and beneficiaries of Reinsured Contracts or other contracts issued by the Ceding Company, and its representatives that is protected by Applicable Privacy Law, including (a) “non-public personal information” as that term is defined in the Gramm-Leach-Bliley Act, as amended, and implementing regulations, 15 U.S.C. § 6809(4) or “protected health information” as defined in 45 C.F.R. § 160.103; and (b) “Personal Information” as defined in the California Consumer Privacy Act of 2018 (Cal. Civ. Code Division 3, Part 4, Title 1.81.5); provided, that information that is otherwise publicly available shall not be considered “Non-Public Personal Information”; and, provided, further, that “Non-Public Personal Information” does not include de-identified personal data, (i.e., information that does not identify, or could not reasonably be associated with, an individual).
“Parties” has the meaning set forth in the preamble.
“Party” has the meaning set forth in the preamble.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, joint-stock company, trust, governmental, judicial or regulatory body, business unit, division (including a segregated account or cell), association or organization or other entity.

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“Policy Loan Balance” means, with respect to any date of determination, the amount of contract loans in respect of the Reinsured Contracts, as of such date, to the extent such contract loans would be reflected in Line 6, column 1 of the “Assets” section of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2021) under SAP applicable to the Ceding Company, net of any unearned policy loan interest on such loans but including any due and accrued interest thereon.
“Policyholder” means the holder of any Reinsured Contract, including any holder of any individual certificate issued under a Reinsured Contract.
“Post-Closing Date IMR Amount” means the amount of IMR, calculated on an after-tax basis, that is created following the Closing Date with respect to the assets supporting the Reinsurer’s Quota Share of the Reinsured Liabilities ceded determined and amortized in accordance with the rules promulgated by the National Association of Insurance Commissioners.
“Premium Taxes” means all taxes assessed in respect of the Premiums under the Reinsured Contracts by any Governmental Authority.
“Premiums” means premiums, considerations, policy loan repayments, deposits and similar amounts collected by or on behalf of the Ceding Company in respect of the Reinsured Contracts.
“Producer” means any broker, insurance producer, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person, including any employee of the Ceding Company or its Affiliates, responsible for writing, marketing, producing, selling or soliciting Reinsured Contracts.
“Quota Share” means fifty percent (50%).
“RBC Ratio” means, with respect to any U.S. domiciled insurance or reinsurance company, the percentage equal to (a) the quotient of the Total Adjusted Capital of such insurance or reinsurance company divided by the Company Action Level RBC, multiplied by (b) 100; provided, that any calculation of the RBC Ratio with respect to quarters other than the last quarter of a calendar year shall be based on such insurance company’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization.
“Recapture Additional Payment Amount ” means, (i) in the case of a recapture due to a Fault Recapture Event, an amount equal to [***] percent ([***]%) of the Quota Share of the Cash Surrender Value as of the Recapture Date; and (ii) in the case of a recapture other than from a Fault Recapture Event, an amount equal to [***] percent ([***]%) of the Quota Share of the Cash Surrender Value as of the Recapture Date.
“Recapture Date” has the meaning set forth in Section 8.3(b).
“Recapture Notice” has the meaning set forth in Section 8.3(a).
“Recapture Terminal Settlement” has the meaning set forth in Section 8.4(b).
“Recapture Transaction IMR Amount” means the amount of realized gains or losses, calculated on an after-tax basis, created on the date of payment of the Recapture Terminal Settlement as a direct result of the transfer of assets by the Reinsurer to the Ceding Company pursuant to Section 8.4(a) or (d), calculated using the definition of “Fair Market Value”.
“Recapture Triggering Event” means any of the following occurrences:

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(b)the RBC Ratio of the Reinsurer or of the Guarantor as of any calendar quarter-end is below [***]%, and the Reinsurer or the Guarantor has not cured such shortfall as of the applicable Capital Reporting Deadline;
(g)the [***] of any Affiliate Retrocessionaire as of any calendar quarter-end is below [***]% and such Affiliate Retrocessionaire has not cured such shortfall as of the applicable Capital Reporting Deadline; provided, that in the event that any Affiliate Retrocessionaire is not a [***] domiciled insurance company, the foregoing [***] shall refer to an equivalent capital adequacy ratio mutually agreed by the Ceding Company and the Reinsurer; and provided further, that with respect to any Affiliate Retrocessionaire, this event shall be deemed cured if the Reinsurer can demonstrate that neither the Reinsurer’s nor the Guarantor’s RBC Ratio as of such quarter-end is below [***]% assuming the Reinsured Risks retroceded to such Affiliate Retrocessionaire were recaptured by the Reinsurer as of such quarter-end;
(a)there has been a failure by the Reinsurer (i) to timely pay any undisputed Net Settlement amounts in accordance with Section 3.3(a) in an aggregate amount that, when added to the aggregate amount that the Reinsurer has failed to fund in accordance with Section 5.7(c)(i) that has not been cured, exceeds $[***]; or (ii)  to timely fund the Trust Account in accordance with Section 5.7(c)(i) in an aggregate amount that, when added to the aggregate amount of undisputed amounts that the Reinsurer has failed to timely pay in accordance with Section 3.3(a) that has not been cured, exceeds $[***], and, in each case of (i) and (ii), such failure has not been cured within [***] calendar days after written notice thereof from the Ceding Company;
(h)a Reserve Credit Event has occurred and the Reinsurer has not remedied such event in accordance with the timeframes set forth in Section 5.1; or
(i)(i) the Reinsurer, the Guarantor or [***] has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or (ii) there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations.
“Reinstatement” means, with respect to any Reinsured Contract that lapses or terminates, returning to active deferred status, including after the reversal of an Annuitization.
“Reinsured Contracts” means those group variable annuity contracts, and all binders, slips, individual certificates, applications therefor, supplements, endorsements, settlement options and riders thereto issued or entered into in connection with such contracts, issued by the Ceding Company, that are described by their applicable policy number, plan code, product series code, market name/type of account, and policy specifications specified on the bordereaux comprising Schedule D, issued on the policy forms and riders set forth on Schedule C, and that are not in payout status as of the Effective Time.
“Reinsured Liabilities” means, collectively, the General Account Liabilities and the Separate Account Liabilities.
“Reinsured Risks” has the meaning set forth in Section 2.1.
“Reinsurer” has the meaning set forth in the preamble.
“Reinsurer Domiciliary State” means the State of Massachusetts, or, if the Reinsurer changes its domiciliary state to another state within the United States, such other state.
“Reinsurer Extra-Contractual Obligations” means (a) all Extra-Contractual Obligations to the extent arising out of or related to any act, error or omission taken by the Reinsurer or any of its

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Affiliates or by the Ceding Company or any of its Affiliates at the prior written direction or request of the Reinsurer or any of its Affiliates and (b) the Quota Share of all Extra-Contractual Obligations to the extent arising out of or resulting from any Contested Claim in which the Reinsurer participates in accordance with Section 4.8; provided that, for the avoidance of doubt, with respect to subclause (a), the Reinsurer providing its consent to any action or omission under the terms of this Agreement shall not constitute a Reinsurer Extra-Contractual Obligation.
“Reinsurer Indemnified Parties” has the meaning set forth in Section 9.2.
“Reinsurer Statutory Reserves” means, as of any date of determination, the aggregate statutory reserve (including unearned premium reserves and other premium accruals) amount for the General Account Liabilities reinsured by the Reinsurer hereunder calculated under the Reinsurer Domiciliary State SAP (as would be reflected on Line 1, column 1 of the Liabilities section and Exhibit 5 and Line 3, column 1 of the Liabilities section and Exhibit 7 of the Reinsurer’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Reinsurer’s Statutory Financial Statement subsequent to December 31, 2021)), as calculated as of such date (without giving effect to any retrocession by the Reinsurer of any Reinsured Risks); provided, however, that Reinsurer Statutory Reserves shall at all times be calculated on a stand-alone basis without regard to any other business of the Reinsurer (e.g., without regard to any diversification or aggregation benefits that may be available based on other business of the Reinsurer).
“Representative” of a Person means such Person’s Affiliates and the directors, officers, employees, advisors, agents, stockholders or other equity holders or investors, consultants, independent accountants, investment bankers, counsel, advisors or other representatives of such Person and of such Person’s Affiliates.
“Required Balance” means [***]
“Reserve Credit” means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s Statutory Financial Statements required to be filed by the Ceding Company with the Insurance Regulator in the Ceding Company Domiciliary State.
“Reserve Credit Event” means any event that would cause the Ceding Company to not be permitted to receive Reserve Credit in the Ceding Company Domiciliary State.
“Retrocessionaire” means any Person to whom the Reinsurer retrocedes any of the Reinsured Risks.
“Revenue Sharing Fees” has the meaning set forth in Section 3.2(b).
“SAP” means, with respect to either Party, the statutory accounting principles prescribed by the Insurance Regulator for the jurisdiction in which such insurance company is domiciled consistently applied.
“Separate Account Change” has the meaning set forth in Section 2.9(b).
“Separate Account Charges” has the meaning set forth in Section 3.2(b). “Separate Account Liabilities” has the meaning set forth in Section 2.9(a).
“Separate Account Reserves” means, as of any date of determination, the aggregate amount of statutory reserves of the Ceding Company with respect to the Separate Account Liabilities (as would be described in Line 1, column 1 of the Liabilities section and Exhibit 3 of the Statutory Financial Statements related to separate accounts of the Ceding Company (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent

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to December 31, 2021)), calculated in accordance with the Ceding Company Domiciliary State SAP.
“Separate Account Values” means the aggregate account value in the Separate Accounts allocated to the Reinsured Contracts as defined in and determined in accordance with the terms of such Reinsured Contracts, as of such date, including any increase in such account value related to the matter set forth on Section 9.04(a) of the Ceding Company Disclosure Schedule.
“Separate Accounts” means the registered and unregistered separate accounts of the Ceding Company applicable to the Reinsured Contracts identified in Schedule F-1.
“Significant Subcontractor” has the meaning set forth in Section 4.1(c).
“Spread Underperformance” has the meaning [***]
“Statutory Book Value” means, with respect to any asset held in the Trust Account, the amount permitted to be carried by the Reinsurer as an admitted asset (including Accrued Interest) consistent with SAP applicable to the Reinsurer, consistently applied.
“Statutory Financial Statements” means, with respect to any insurance company, the annual and quarterly statutory financial statements of such Person filed with the Insurance Regulator charged with supervision of such Person.
“Target Spread Amount” has the meaning [***]
“Tax” or “Taxes” has the meaning specified in the Master Transaction Agreement.
“Termination Additional Payment Amount” means, in the case of a termination of this Agreement by the Reinsurer pursuant to Section 8.6, an amount equal to [***] percent ([***]%) of the Quota Share of the Cash Surrender Value as of the Recapture Date.
“Third Party Claim” has the meaning set forth in the Master Transaction Agreement.
“Third Party Pricing Services” has the meaning set forth in Schedule G.
“Time-of-Annuitization Date” has the meaning set forth in Section 2.10(b).
“Time-of-Annuitization Payment” means, as of any date of determination, the Quota Share of the accumulated Account Value of the applicable Reinsured Contract.
“Total Adjusted Capital” means, with respect to any U.S. domiciled insurance company, as of any date of determination, total adjusted capital as calculated in accordance with the applicable Laws of such insurance company’s domiciliary state as of such date of determination.
“Transaction Agreements” means, collectively, this Agreement, the Master Transaction Agreement, the Trust Agreement, the Guarantee and the Investment Management Agreement.
“Transaction IMR Amount” means the amount of realized gains or losses, calculated on an after-tax basis, created on the Closing Date as a direct result of the transfer of assets by the Ceding Company to the Reinsurer pursuant to Section 3.1(a), calculated using the definition of “Fair Market Value”.
“Transferred Assets” has the meaning set forth in the Master Transaction Agreement.

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“Trust Account” means the trust account established by the Reinsurer for the benefit of the Ceding Company under the Trust Agreement.
“Trust Agreement” means that certain Trust Agreement dated as of the date hereof by and among the Reinsurer, the Ceding Company and the Trustee, substantially in the form attached as Exhibit 2.
“Trust Triggering Event” means any of the following occurrences:
(c)the RBC Ratio of the Reinsurer or of the Guarantor as of any calendar quarter-end is below [***]%, and the Reinsurer or the Guarantor has not cured such shortfall as of the applicable Capital Reporting Deadline;
(j)the [***] of any Affiliate Retrocessionaire as of any calendar quarter-end is below [***]% and such Affiliate Retrocessionaire has not cured such shortfall as of the applicable Capital Reporting Deadline; provided, that in the event that any Affiliate Retrocessionaire is not a [***] domiciled insurance company, the foregoing [***] shall refer to an equivalent capital adequacy ratio mutually agreed by the Ceding Company and the Reinsurer; and provided further, that with respect to any Affiliate Retrocessionaire, this event shall be deemed cured if the Reinsurer can demonstrate that neither the Reinsurer’s nor the Guarantor’s RBC Ratio as of such quarter-end is below [***]% assuming the Reinsured Risks retroceded to such Affiliate Retrocessionaire were recaptured by the Reinsurer as of such quarter-end;
(k)there has been a failure by the Reinsurer (i) to timely pay any undisputed Net Settlement amounts in accordance with Section 3.3(a) in an aggregate amount that, when added to the aggregate amount that the Reinsurer has failed to fund in accordance with Section 5.7(c)(i) that has not been cured, exceeds $[***]; or (ii) to timely fund the Trust Account in accordance with Section 5.7(c)(i) in an aggregate amount that, when added to the aggregate amount of undisputed amounts that the Reinsurer has failed to timely pay in accordance with Section 3.3(a) that has not been cured, exceeds $[***], and, in each case of (i) and (ii), such failure has not been cured within [***] calendar days after written notice thereof from the Ceding Company; or
(l)(i) the Reinsurer, the Guarantor or [***] has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or (ii) there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations.
“Trustee” means U.S. Bank National Association or another Person mutually agreed by the Ceding Company and the Reinsurer.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“Unamortized Ceding Commission” means, as of any date of determination, the portion of the Adjusted Ceding Commission which remains unamortized as of such date, which amortization shall begin at the Effective Time and shall amortize to zero monthly on a straight-line basis over a seventeen (17) year period.
“Unamortized IMR Amount” means, with respect to any date of determination, (a) the Reinsurer’s Quota Share of the Existing IMR Amount which remains unamortized as of such date, plus (b) the Transaction IMR Amount which remains unamortized as of such date, as amortized pursuant to the Final IMR Amortization Schedule, plus (c) the Post-Closing Date IMR Amount which remains unamortized as of such date.

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“Unfloored CTE [***] Amount” means, as of any date of determination, an amount (which may be a negative number) equal to the arithmetic mean of the Quota Share of the statutory carrying value of assets required as of such date to satisfy contractholder obligations (or the greatest present value of accumulated deficiencies) in excess of the Quota Share of the Cash Surrender Value as defined in the VM-21 guidelines relating to the Reinsured Contracts (other than with respect to payout annuities) in the worst [***] of the 1,000 statutory stochastic capital market scenarios determined using the process and methodologies for modeling and assumptions as set forth on Schedule O; provided, however, that the Unfloored CTE [***] Amount shall be calculated (a) without requiring the scenario reserve for any given scenario to be equal to or in excess of the cash surrender value in aggregate for the group of Reinsured Contracts modeled in the projection and (b) on a stand-alone basis without regard to any other business of the Ceding Company (e.g., without regard to any diversification or aggregation benefits that may be available based on other business of the Ceding Company).
“Variable Distribution Fee” means the applicable fee set forth in the “Variable Distribution Fee” column in Schedule 3.12(g)(ii) to the Master Transaction Agreement.
Article II.

BASIS OF REINSURANCE AND BUSINESS REINSURED
Section 1.2.Coverage. Upon the terms and subject to the conditions and other provisions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to reinsure and indemnify the Ceding Company (a) on a coinsurance basis for the Quota Share of the General Account Liabilities and (b) on a modified coinsurance basis for the Quota Share of the Separate Account Liabilities, in each case, that have not been paid by the Ceding Company prior to the Effective Time (collectively, the “Reinsured Risks”). The reinsurance effective under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or recaptured as provided herein.
Section 1.3.Insurance Contract Changes. Except (a) as directed or agreed by the Reinsurer in advance in writing, (b) for any changes initiated by the applicable Policyholder of any Reinsured Contract pursuant to the terms of such Reinsured Contract or (c) for any changes mandated by any Governmental Authority or applicable Law, in which case the Ceding Company shall consult with the Reinsurer with respect to any such change, the Ceding Company shall not change the terms of any Reinsured Contract. This Section 2.2 shall not apply to (i) any changes to Non-Guaranteed Elements, which shall be governed exclusively by Section 2.7 or (ii) roll-overs of amounts from another retirement savings account into a Reinsured Contract, which shall be governed exclusively by Section 2.11. The Parties agree and acknowledge that the policies set forth on Schedule D as originally attached to this Agreement are the Reinsured Contracts in-force and not in payout status as of August 31, 2022, and that during the first sixty (60) calendar days following the Closing Date, the Ceding Company will prepare and deliver to the Reinsurer an updated version of Schedule D that has been updated solely to remove policies that are (x) no longer in force or (y) in payout status, in each case as of the Effective Time. The Reinsurer shall have sixty (60) calendar days after the date on which the updated Schedule D is delivered to it to review such schedule, and the provisions of Section 2.04(e) of the Master Transaction Agreement shall apply mutatis mutandis. Following the Parties’ agreement on the updated schedule, the Parties will attach such updated schedule to this Agreement as Schedule D, which updated schedule will replace Schedule D as originally attached to this Agreement.
Section 1.4.Liability. Subject to the terms and conditions of this Agreement, the Reinsurer’s liability under this Agreement shall attach as of the Effective Time and the Reinsurer’s Liability under this Agreement shall be subject in all respects to the same terms, rates and conditions with respect to the Reinsured Contracts as the Ceding Company, and, to the same modifications, alterations and cancellations of the Reinsured Contracts as the Ceding Company, the

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true intent of this Agreement being that the Reinsurer shall, subject to the terms and conditions of this Agreement, follow the fortunes of the Ceding Company with respect to the Reinsured Liabilities.
Section 1.5.Indemnity Reinsurance. This Agreement is an indemnity coinsurance agreement solely between the Ceding Company and the Reinsurer, and the performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party. The Ceding Company shall be and shall remain the only Party hereunder that is liable to any insured, Policyholder, claimant or beneficiary under any policy reinsured hereunder.
Section 1.6.Territory. The territorial limits of this Agreement shall be identical with those of the Reinsured Contracts.
Section 1.7.Reinstatements. If any Reinsured Contract that lapses following the Effective Time is subsequently reinstated pursuant to the express terms of such Reinsured Contract prior to the termination of this Agreement, the reinsurance for such Reinsured Contract under this Agreement shall be reinstated automatically. The Ceding Company shall pay the Reinsurer the Quota Share of all amounts, including Premiums, received by the Ceding Company in connection with the Reinstatement of such Reinsured Contract.
Section 1.8.Non-Guaranteed Elements. From and after the Closing Date, the Reinsurer may, from time to time, make recommendations to the Ceding Company with respect to Non-Guaranteed Elements so long as the recommendations comply with the written terms of the Reinsured Contracts, applicable Law and Actuarial Standards of Practice promulgated by the Actuarial Standards Board governing redetermination of non-guaranteed charges. The Ceding Company shall fully consider any such recommendations and act reasonably and in good faith in determining whether any such recommendations should be accepted and shall not unreasonably delay implementation of any accepted recommendations. The Ceding Company shall (a) consult with the Reinsurer periodically on the setting of Non-Guaranteed Elements prior to making any material changes thereto and (b) unless otherwise agreed by the Parties, set Non-Guaranteed Elements in a manner consistent in all material respects with Exhibit C-I of the Trust Agreement.
Section 1.9.Retrocession.
(d)[***]
Section 1.10.Separate Accounts.
(a)Notwithstanding anything contained in this Agreement to the contrary, for each of the Reinsured Contracts that relate to the Separate Account Liabilities, the amount invested on a variable basis in accordance with the terms of such Reinsured Contracts shall be held by the Ceding Company in the Separate Accounts, and Premiums with respect to such Reinsured Contracts shall be deposited in the Separate Accounts to the extent required to be deposited therein by the terms and conditions of such Reinsured Contracts. From and after the Effective Time, the Ceding Company shall retain and own all assets contained in the Separate Accounts and shall hold the Separate Account Reserves with respect to the Reinsured Contracts that are funded, in whole or in part, by one or more of the Separate Accounts and such Separate Account Reserves shall be reported by the Ceding Company on its Separate Account balance sheets, consistent with the Ceding Company Domiciliary State SAP. For each Reinsured Contract that relates to the Separate Account Liabilities, the Reinsurer shall deposit, shall cause to be deposited, or shall transfer to the Ceding Company for deposit any additional amounts required to be deposited into the Separate Accounts after the Effective Time pursuant to the terms of the applicable Reinsured Contract, in each case, except to the extent that such amounts have been previously paid (or provided for) pursuant to the Net Settlement. All amounts to be paid with respect to surrenders, annuitization payments, death benefits, compensation or any other amounts with respect to such Reinsured

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Contracts that by the terms of such Reinsured Contracts contemplate payment from the Separate Accounts (excluding any Excluded Liabilities, the “Separate Account Liabilities”) shall be paid out of the Separate Accounts to the extent so contemplated. For the avoidance of doubt, Separate Account Liabilities exclude Ceding Company Extra-Contractual Obligations. As of the Closing Date, the Parties will record on their respective books and records an initial modified coinsurance reserve adjustment to the extent necessary to reflect the cession of the Quota Share of the Separate Account Liabilities hereunder on a modified coinsurance basis.
(b)Except as consented to in writing by the Reinsurer or as required by a vote of Policyholders, neither the Ceding Company nor its Affiliates (unless such Affiliates are required to so act under applicable Law (including, without limitation, common law or statutory fiduciary duties)) shall initiate, consent to or otherwise permit a change to the investment options or underlying investment funds available through the Separate Accounts under the Reinsured Contracts or the terms or conditions of any agreements between the Ceding Company and a variable investment trust or other investment vehicle offered as an investment option in the Separate Accounts with respect to the Reinsured Contracts (including any plan of operations for any Separate Accounts) that at the time of such change would reasonably be expected to have, in the aggregate considering all positive and adverse effects thereof [***], an adverse and non-de minimis effect on the Reinsurer or the Reinsurer’s liability hereunder (each, a “Separate Account Change”), other than for any Separate Account Change required by the terms of such Reinsured Contracts, any Governmental Order or any applicable Law, in which case the Ceding Company shall, to the extent practicable and legally permissible, consult with the Reinsurer as to any such Separate Account Change; provided, that with respect to any replacement of an investment option or underlying investment fund with another investment option or underlying investment fund within the same Morningstar Category, differences in the investment risk or performance profiles of said funds shall not in and of themselves constitute a Separate Account Change. The Parties agree that any actions taken by the board of directors, trustees or beneficial owners of an investment vehicle or investment option offered in a Separate Account shall not be subject to any right of the Reinsurer to consent to, or be consulted with respect to, such action, except to the extent the Ceding Company or any of its Affiliates (unless such Affiliates may not give effect to such Reinsurer consent or consultation right under applicable Law (including, without limitation, common law or statutory fiduciary duties)) has a right to consent to, or be consulted with respect to, such action. For the avoidance of doubt, the Reinsurer hereby provides its prior written consent to the fund substitutions set forth in Section 5.01 of the Ceding Company Disclosure Schedule.
(c)Except as required by any Governmental Order or applicable Law, there shall be no modification to the M&E Fees without the prior written consent of the Reinsurer. To the extent any counterparty seeks to modify M&E Fees, the Ceding Company shall consult with the Reinsurer as to any such proposed modifications and shall not encourage or accept a modification that would be adverse to the Reinsurer without the Reinsurer’s prior written consent.
Section 1.11.Annuitizations.
(e)The Reinsurer shall reinsure hereunder the Quota Share of all Reinsured Liabilities arising under all Reinsured Contracts that Annuitize after the Effective Time if the annuity benefits of such Reinsured Contract are determined under the minimum guaranteed annuity benefit rates as defined by the Table of Guaranteed Annuity Payments contained in such Reinsured Contract.
(f)With respect to each Reinsured Contract that Annuitizes during a Monthly Accounting Period, if a Reinsured Contract is annuitized using an annuity benefit rate that produces annuity benefits that exceed the minimum guaranteed annuity benefits as defined by applying the annuity contract value to the minimum guaranteed benefit rates contained in such Reinsured Contract, the Reinsurer shall pay to the Ceding Company in cash the aggregate Time-of-Annuitization Payments in respect of such Reinsured Contract as part of the net settlement in

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respect of such Monthly Accounting Period pursuant to the settlement provisions set forth in Section 3.3.
(g)All Reinsured Contracts with Policyholders reaching the age of ninety-five (95) that do not Annuitize on or before the date that is ninety (90) calendar days following the applicable Reinsured Contract’s anniversary immediately following the Policyholder’s ninety-fifth (95) birthday will be deemed annuitized on such ninetieth (90th) calendar day (the date of an Annuitization described in paragraph (b) of this Section 2.10 or a deemed Annuitization described in this paragraph with respect to any Reinsured Contract, a “Time-of-Annuitization Date”), and the Reinsurer shall pay to the Ceding Company in cash the aggregate Time-of-Annuitization Payments in respect of such Reinsured Contract as part of the net settlement in respect of the Monthly Accounting Period during which the Reinsured Contract is deemed annuitized pursuant to the settlement provisions set forth in Section 3.3. Following the Time-of-Annuitization Date of a Reinsured Contract, such Reinsured Contract shall cease to be ceded hereunder from and after such Time-of-Annuitization Date, provided, that the Reinsurer shall pay to the Ceding Company all Time-of-Annuitization Payments in respect thereof and nothing in this Section 2.10 shall relieve the Reinsurer of any liabilities or obligations in respect of such Reinsured Contract that were incurred hereunder prior to such Time-of-Annuitization Date but still unpaid on such date.
Section 1.12.Additional Roll-Overs. In the event that, without the Reinsurer’s prior written consent, the Ceding Company accepts a roll-over of amounts from another retirement savings account into a Reinsured Contract where the amount of such roll-over, when added to the Account Value of the Reinsured Contract at the time of such roll-over, would exceed $[***] (the amount of such roll-over in excess of $[***] being the “Excess Roll-Over Amount”), any Liability arising out of or related to the acceptance of such Excess Roll-Over Amount shall be an “Excluded Liability” hereunder. Any roll-over of amounts from another retirement savings account into a Reinsured Contract where the amount of such roll-over, when added to the Account Value of the Reinsured Contract at the time of such roll-over, would be equal to or less than $[***] shall be reinsured hereunder without the need for the Reinsurer’s prior written consent. For the avoidance of doubt, any Additional Consideration related to Excess Roll-Over Amounts shall be retained by the Ceding Company and shall not be owed to the Reinsurer.
Section 1.13.Net Retention. The Ceding Company, together with its Affiliates, shall retain, net and unreinsured, at their own risk and liability, a [***] percent ([***]%) quota share of the General Account Liabilities with respect to each Reinsured Contract.
Section 1.14.[***].
Article III.

PAYMENTS; ADDITIONAL CONSIDERATION
Section 1.15.Initial Reinsurance Premium.
(h)As initial consideration for the Reinsurer entering into this Agreement (the “Initial Premium”), the Reinsurer shall be entitled to cash and/or Eligible Assets having an aggregate Fair Market Value (excluding Accrued Interest) as of the Closing Date plus Accrued Interest as of the Effective Time equal to the sum of:
(i)the Quota Share of the Cash Surrender Value as of the Effective Time; plus
(ii)the Quota Share of the Existing IMR Amount as of the Effective Time to the extent such Existing IMR Amount was created on or prior to the date of the appraisal set forth in the Milliman Report (the “Appraisal Date”), plus

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(iii)the Quota Share of the Existing IMR Amount as of the Effective Time to the extent such Existing IMR Amount was created after the Appraisal Date, divided by, the Applicable Tax Gross-up Percentage, plus
(iv)the Transaction IMR Amount as of the Closing Date, divided by the Applicable Tax Gross-up Percentage, minus
(v)the Adjusted Ceding Commission.
(d)On the Closing Date, the Ceding Company shall transfer to the Trust Account, on behalf of the Reinsurer, (i) the Transferred Assets in an amount equal to the Estimated Initial Premium and (ii) amounts received between the Effective Time and the Closing Date, inclusive, in respect of calls, call premiums, principal repayments, make-whole payments, maturities and coupon payments in respect of the Transferred Assets, in each case pursuant to Section 2.03 of the Master Transaction Agreement and as set forth in the Estimated Closing Statement delivered thereunder. To the extent required pursuant to Section 5.2(b), the Reinsurer shall deposit additional Eligible Assets into the Trust Account concurrent with the Closing. Each of the Initial Premium, Transferred Assets and Initial Required Balance will be determined, adjusted, settled and paid in accordance with Article II of the Master Transaction Agreement.
(e)The Ceding Company and the Reinsurer agree that the Reinsurer’s Quota Share of the Existing IMR Amount and the Transaction IMR Amount shall be ceded to and held by the Reinsurer and the Ceding Company shall have no obligation to maintain any net IMR relating to the Reinsurer’s Quota Share of the Existing IMR Amount, the Transaction IMR Amount or the Post-Closing Date IMR Amount.
Section 1.16.Additional Consideration. As additional consideration for the Reinsurer entering into this Agreement, the Reinsurer shall be entitled to the Quota Share of the following amounts except, in the case of the amounts described in paragraphs (a), (b) and (c) of this Section 3.2, to the extent such amounts directly arise from an Excluded Liability (the “Additional Consideration”):
(i)Premiums received at or after the Effective Time by the Ceding Company;
(j)(i) all (x) mortality and expense risk charges, administrative expense charges, rider charges, contract maintenance charges, back-end sales loads and other considerations billed separately for the Reinsured Contracts, and any other charges, fees, and similar amounts from the Separate Accounts received or receivable by the Ceding Company with respect to the Reinsured Contracts (the “M&E Fees”), (y) 12b-1 Fees; provided that the Variable Distribution Fee used in calculating the 12b-1 Fees payable to the Reinsurer under clause (i)(y) of this Section 3.2(b) shall in no event exceed [***]%; and (z) all revenue sharing fees, service fees, distribution fees and other amounts, in each case excluding 12b-1 Fees payable under clause (i)(y) of this Section 3.2(b) but including 12b-1 Fees for which the Variable Distribution Fee used in calculating the 12b-1 Fees payable to the Reinsurer hereunder exceeds [***]% to the extent of such excess, from or in respect of any mutual fund organization’s mutual funds as funding vehicles to the extent attributable to the Reinsured Contracts received or receivable by the Ceding Company or any of its Affiliates other than (1) the administrative fees set forth on Schedule F-3, which are currently being paid to Equitable Investment Management LLC (“EIM”) (the “EIM Administrative Fee”), and (2) the sub-advisory fees and other expenses consistent with the calculation of the “Spread” column set forth on Schedule F-2 (all fees payable under clause (i)(z) of this Section 3.2(b), “Revenue Sharing Fees”), and (ii) all other amounts received or receivable at or after the Effective Time by the Ceding Company with respect to the Reinsured Contracts (other than with respect to the amounts described in clause (i) of this Section 3.2(b)) (collectively, the “Separate Account Charges”), in each case of (i) and (ii), excluding Separate Account Charges accrued prior to the Effective Time;

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(k)Without duplication of amounts described in paragraphs (a) or (b) of this Section 3.2, and excluding Separate Account Charges accrued prior to the Effective Time, all amounts that are transferrable from the Separate Accounts to the general account of the Ceding Company in respect of the Reinsured Contracts at or after the Effective Time; and
(l)Without duplication of the same amounts paid to the Reinsurer pursuant to this Agreement or any other Transaction Agreement, an amount equal to the amount of any increases in Account Value and any increases in Separate Account Value in each case in connection with the matter set forth on Section 9.04(a) of the Ceding Company Disclosure Schedule, provided that any such increase in the Separate Account Value shall be deposited by the Ceding Company directly into the applicable Separate Accounts.
(m)For the avoidance of doubt, the fees set forth on Schedule F-3 shall not be included in the calculation of Revenue Sharing Fees.
Section 1.17.Net Settlement.
(a)During the term of this Agreement, a settlement amount between the Ceding Company and the Reinsurer as of the last day of each Monthly Accounting Period (the “Net Settlement”) shall be calculated by the Ceding Company, and a statement setting forth details of such calculation (the “Monthly Settlement Statement”) reflecting in detail the Net Settlement determinations as contemplated in Exhibit 1, as well as the Ceding Company Statutory Reserves with respect to the Reinsured Contracts in payout status and Separate Account Reserves as of the last day of such Monthly Accounting Period, provided that if the Ceding Company Statutory Reserves or Separate Account Reserves as of the last day of such Monthly Accounting Period are not available, the Ceding Company will provide the Ceding Company Statutory Reserves or Separate Account Reserves, as applicable, as of the most recent calendar quarter-end, in the form of, and containing for such Monthly Accounting Period the information reflected in, Exhibit 1 shall be delivered by the Ceding Company to the Reinsurer no later than ten (10) Business Days following the end of such Monthly Accounting Period. If the amount of the Net Settlement for such Monthly Accounting Period is positive, the Ceding Company shall pay such amount in cash to the Reinsurer within five (5) Business Days after its delivery of the Monthly Settlement Statement for such period to the Reinsurer. If the amount of the Net Settlement for such Monthly Accounting Period is negative, the Reinsurer shall pay the absolute value of such amount in cash to the Ceding Company or, at the Ceding Company’s option, to the Designated Administrative Account pursuant to Section 4.4 within five (5) Business Days after its receipt of the Monthly Settlement Statement for such period.
(b)The Net Settlement with respect to each Monthly Accounting Period shall be an amount equal to the following:
(i)the Quota Share of the Additional Consideration received by the Ceding Company during such Monthly Accounting Period; minus
(ii)the Quota Share of the Reinsured Liabilities paid by the Ceding Company during such Monthly Accounting Period; minus
(iii)the Expense Allowances for such Monthly Accounting Period; minus
(iv) an amount equal to any Experience Refund due to the Ceding Company for such Monthly Accounting Period pursuant to Schedule F-2.
(n)In the event that the Reinsurer has an objection to the calculation of any items set forth in the Monthly Settlement Statement, then the Reinsurer, as applicable, may deliver written notice to the Ceding Company, and the Parties shall attempt in good faith to resolve such

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disagreement for a period of ten (10) Business Days. If the Parties do not resolve any such disagreement within such ten (10) Business Day period, the Parties shall jointly request the Independent Accounting Firm to make a determination with respect to all matters in dispute; provided, that, if no accounting firm is willing or able to serve, unless otherwise agreed by the Parties, such dispute shall be resolved in accordance with Section 11.8. The Parties shall instruct the Independent Accounting Firm to limit its review to matters that remain in dispute between the Parties and to render its decision within ten (10) Business Days after submission of such dispute to such Independent Accounting Firm. The Independent Accounting Firm shall not assign a value to any matter higher than the highest value for such matter claimed by either Party or less than the lowest value for such matter claimed by either Party. The Independent Accounting Firm’s determination of the disputed matters shall be final and binding upon the Parties absent manifest error. All fees and expenses relating to the work of the Independent Accounting Firm shall be allocated by the Independent Accounting Firm as between the Parties in proportion to the difference between each Party’s claimed value and the value decided by the Independent Accounting Firm. Notwithstanding any other provision of this Agreement to the contrary, a Party’s obligation to make payment pursuant to the second or third sentence, as applicable, of Section 3.3(a) shall become due on the date specified in the second or third sentence, as applicable, of Section 3.3(a), irrespective of the pendency of any dispute initiated pursuant to this Section 3.3(c). Any amounts paid by a Party that are subsequently determined not to be due shall be refunded to such Party with interest calculated thereon at the Interest Rate from the date of payment thereof to the date prior to the date of refund.
Section 1.18.Delayed Payments. If there is a delayed settlement of any payment due hereunder, interest will accrue on such overdue payment at the Interest Rate until settlement is made. For purposes of this Section 3.4, a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such payment is due. For greater clarity, a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision.
Section 1.19.Defenses. The Reinsurer accepts, reinsures and assumes the Reinsured Risks subject to any and all defenses, set-offs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Risks, it being expressly understood and agreed to by the Parties hereto that no such defenses, set-offs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.
Section 1.20.Offset. Except as otherwise provided under applicable Law, any undisputed debits or credits incurred between the Parties on and after the Effective Time in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off or recouped, and only the net balance shall be allowed or paid. In the event of any liquidation, insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Ceding Company or the Reinsurer, the rights of offset and recoupment set forth in this Section 3.6 shall apply to the fullest extent permitted by applicable Law.
Section 1.21.Premium Taxes. For each Monthly Accounting Period, the Parties shall cooperate and provide the other with information regarding Allocated Premium Taxes which is reasonably necessary to calculate the Net Settlement. The amount of Allocated Premium Taxes included in Reinsured Liabilities is an allowance for any Premium taxes, and, notwithstanding anything to the contrary in this Agreement, the Reinsurer shall have no additional obligation to reinsure, indemnify or reimburse the Ceding Company for any Premium Taxes.
Section 1.22.Reports from the Reinsurer.

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(a)Each calendar quarter, the Reinsurer shall provide to the Ceding Company, by the relevant Capital Reporting Deadline, a calculation of the RBC Ratio of the Reinsurer and the Guarantor as of the last day of the immediately preceding calendar quarter, (x) with respect to quarters other than the last quarter of a calendar year, based on the Reinsurer’s or the Guarantor’s, as applicable, good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization and (y) with respect to the last quarter of a calendar year, as calculated by the Reinsurer or the Guarantor, as applicable. In addition, if the RBC Ratio of the Reinsurer or the Guarantor as of any calendar quarter-end is below the RBC Ratio described in clause (a) of either of the definitions of “Trust Triggering Event” or “Recapture Triggering Event” herein, as applicable, and has been cured, the Reinsurer shall provide to the Ceding Company evidence that such shortfall has been cured by the applicable Capital Reporting Deadline. Each such calculation shall include reasonable supporting detail with respect to such calculation and shall be treated as Confidential Information by the Ceding Company. In the event that the Reinsurer fails to provide a calculation of its or the Guarantor’s RBC Ratio as and when required pursuant to this Section 3.8(a) and such failure has not been cured within [***] calendar days after receipt of notice of such failure from the Ceding Company (such notice not to be provided prior to the applicable Capital Reporting Deadline), the RBC Ratio of the Reinsurer or the Guarantor, as applicable, shall be deemed to be less than the RBC Ratio set forth in clause (a) of the definition of “Trust Triggering Event”; provided, that (i) if the RBC Ratio of the Reinsurer or the Guarantor, as applicable, as of the Capital Reporting Deadline immediately preceding the Capital Reporting Deadline by which the Reinsurer failed to provide its or the Guarantor’s RBC Ratio was [***]% or lower and the Reinsurer fails to provide such calculation within [***] Business Days after receipt of notice of such failure from the Ceding Company (such notice not to be provided prior to the applicable Capital Reporting Deadline), the RBC Ratio of the Reinsurer or the Guarantor, as applicable, shall be deemed to be less than the RBC Ratio as forth in clause (a) of the definition of “Recapture Triggering Event” and (ii) if the RBC Ratio of the Reinsurer or the Guarantor, as applicable, as of the Capital Reporting Deadline immediately preceding the Capital Reporting Deadline by which the Reinsurer failed to provide its or the Guarantor’s RBC Ratio was in excess of [***]%, and the Reinsurer fails to provide a calculation of (x) its RBC Ratio twice consecutively or (y) the Guarantor’s RBC Ratio twice consecutively, in each case within [***] Business Days after receipt of notice of such failure from the Ceding Company (such notice not to be provided prior to the applicable Capital Reporting Deadline), the RBC Ratio of the Reinsurer or the Guarantor, as applicable, shall be deemed to be less than the RBC Ratio set forth in clause (a) of the definition of “Recapture Triggering Event”. Any such deemed RBC Ratio shall be cured by the Reinsurer providing the Ceding Company with reasonably satisfactory evidence that the Reinsurer or the Guarantor, as applicable, has an RBC Ratio at least equal to the RBC Ratio set forth in clause (a) of the definition of “Trust Triggering Event” or clause (a) of the definition of “Recapture Triggering Event,” as applicable.
(a)[***]
(b)The Reinsurer shall provide written notice to the Ceding Company of the occurrence of any Trust Triggering Event or Recapture Triggering Event within [***] Business Days after it becomes aware of such occurrence.
(c)Promptly after the Ceding Company’s request, the Reinsurer shall provide to the Ceding Company (i) a copy of the Reinsurer’s and the Guarantor’s most recent annual and quarterly Statutory Financial Statement and a copy of each of their most recent annual audited Statutory Financial Statements, along with the audit report thereon and (ii) for each Affiliate Retrocessionaire, a copy of the most recent annual and quarterly Statutory Financial Statements and a copy of the most recent annual audited Statutory Financial Statement of such Affiliate Retrocessionaire, along with the audit report thereon (or comparable financial statements).
(d)At the Ceding Company’s reasonable request at reasonable times upon reasonable prior notice, no more than once per calendar quarter, the Reinsurer shall make available

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appropriate personnel or its Representatives for a meeting (in person or via teleconference or telephone) with the Ceding Company to discuss (i) the Reinsurer’s, any Affiliate Retrocessionaire’s and the Guarantor’s then-current financial condition and continuing creditworthiness, (ii) the Reinsurer’s derivatives risk management policy applicable to the Reinsured Contracts and (iii) the Reinsurer’s valuation and other information reasonably requested by the Ceding Company with respect to the assets held in the Trust Account. In addition, upon the Ceding Company’s reasonable request, the Reinsurer shall provide the Ceding Company with the information and documentation set forth in Schedule M. Nothing herein shall (x) require the Reinsurer to disclose any information to the Ceding Company or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any contract (including any confidentiality agreement to which the Reinsurer or any of its Affiliates is a party); it being understood that the Reinsurer shall use its reasonable best efforts to enable such information to be furnished or made available to the Ceding Company or its Representatives without so jeopardizing privilege or contravening such applicable Law (including redacting information or entering into joint defense agreements with the Ceding Company on mutually agreeable terms) or (y) require the Reinsurer to disclose its Tax records or any personnel or related records (except with respect to transfer Taxes, Premium Taxes and similar Taxes that relate to the Reinsured Contracts).
Section 1.1.Reports from the Ceding Company.
(e)For so long as this Agreement remains in effect, the Ceding Company shall promptly provide to the Reinsurer the reports set forth on Schedule J within the applicable time periods listed therein.
(f)The Ceding Company shall prepare any other reports reasonably requested by the Reinsurer in connection with the Reinsured Contracts and Reinsured Liabilities, so long as the Ceding Company has the general ability to produce such other reports as reasonably determined by the Ceding Company with reference to its then current operations (“Additional Reports”). Except to the extent that the Ceding Company prepares such Additional Reports in the ordinary course of business, the Reinsurer shall reimburse the Ceding Company for any actual costs the Ceding Company incurs in preparing any such Additional Reports. Any Additional Reports required to be prepared by the Ceding Company shall be prepared and delivered to the Reinsurer within the time agreed by the Parties.
(g)The Ceding Company shall keep the Reinsurer apprised of any material developments in connection with the matter set forth on Section 9.04(a) of the Ceding Company Disclosure Schedule.
Article IV.
ADMINISTRATION
Section 1.23.Administration.
(a)The Ceding Company shall provide all administrative and related services with respect to the Reinsured Contracts, including, without limitation, the billing and collection of any Premiums and other Additional Consideration, the administration of claims and any required tax information reporting (collectively, “Administrative Services”). The Ceding Company shall be permitted to subcontract or assign such responsibility to any Affiliate or third party with industry expertise in administering annuity policies for the administration of the Reinsured Contracts, provided that no such subcontracting shall relieve the Ceding Company of its obligations or liabilities under this Agreement and the Ceding Company shall remain liable to the Reinsurer for the acts of any such subcontractor or assignee as if the Ceding Company was performing such Administrative Services itself. The Ceding Company will give written notice to the Reinsurer if it subcontracts or assigns responsibility for any material Administrative Service (e.g., accepting

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premiums or adjusting claims). At the Ceding Company’s reasonable request at reasonable times upon reasonable prior notice, no more than twice per calendar year, the Ceding Company shall participate in servicing and administration review calls with the Reinsurer to discuss issues (if any) that have arisen with respect to the administration and servicing of the Reinsured Contracts.
(b)The Ceding Company shall have full authority to determine liability on any Reinsured Liabilities reinsured hereunder and may pay or settle such liabilities as it deems appropriate; provided, that the Ceding Company, and each of its subcontractors and assignees authorized pursuant to Section 4.1(a), acts in accordance with the terms and conditions of this Agreement.
(c)The Ceding Company shall use commercially reasonable efforts to obtain from any unaffiliated subcontractor (i) which provides a material Administrative Service (e.g., accepting premiums or adjusting claims) with respect to the Reinsured Contracts and (ii) the financial controls of which are being relied upon by the Ceding Company (as they relate to the services such subcontractor is providing to the Ceding Company) in order to conclude that the Ceding Company’s controls over financial reporting are suitably designed and operate effectively to achieve the related control objectives (in each case, a “Significant Subcontractor”) any available copy of such Significant Subcontractor’s SSAE 18 SOC 1, Type I report or, if the Significant Subcontractor is able to provide, such Significant Subcontractor’s SSAE 18 SOC 1, Type II report, or any successor or other substantially similar report on an annual basis; it being understood that the Ceding Company shall seek to (i) obtain a waiver of any confidentiality restrictions under agreements with existing Significant Subcontractors and (ii) negotiate agreements with future Significant Subcontractors to seek to permit disclosure by the Ceding Company of the contents of such report for this purpose. A copy of any such reports obtained under this Section 4.1(c) and for which a waiver is obtained, shall be provided by the Ceding Company to the Reinsurer no later than ten (10) Business Days following the Ceding Company’s receipt of such report from such Significant Subcontractor. All such reports shall be considered Confidential Information of the Ceding Company. Following receipt by the Ceding Company of any such report that identifies one or more material weaknesses or significant deficiencies in financial controls in effect for such reporting period, the Ceding Company shall (i) promptly alert the Reinsurer thereof, (ii) cooperate with the Reinsurer to assist it in determining how each such material weakness or significant deficiency impacts it, and (iii) use its commercially reasonable efforts to require that such Significant Subcontractor promptly cure such material weakness or significant deficiency. For each such material weakness or significant deficiency which is described in any such report or any successor or other substantially similar report, the Ceding Company shall, on or before the [***] calendar day after receipt thereof from the Significant Subcontractor, deliver to the Reinsurer evidence that such material weakness or significant deficiency has been cured or a plan of the actions the Ceding Company has taken or will take in order to cure or mitigate such material weakness or significant deficiency in all material respects, and the Ceding Company shall keep the Reinsurer apprised of any developments in connection therewith. If such report is not available from such Significant Subcontractor, then the Ceding Company shall use reasonable best efforts to support the Reinsurer’s reasonable control testing.
(d)The Ceding Company shall provide the Reinsurer with written notice of any significant deficiency or material weakness in the Ceding Company’s financial controls that are relevant to the Reinsured Contracts, including with respect to related cybersecurity or privacy, identified by the Ceding Company or its internal and external auditors and resulting action plans, promptly and, in each case, within ten (10) Business Days after the Ceding Company becomes aware of such significant deficiency or material weakness or such actions plans becoming available, and shall provide the Reinsurer with executive summaries of any available management reports and executive summaries of the respective internal and external audit reports in respect of such significant deficiency or material weakness promptly upon and, in each case, within ten (10) Business Days of their issuance to the Ceding Company.  In the event the Ceding Company has notified the Reinsurer, or the Ceding Company otherwise becomes aware, of any such significant

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deficiency or material weakness in financial controls that are relevant to the Reinsured Contracts, the Reinsurer shall have the right, at the sole expense of the Reinsurer and subject to the Ceding Company’s security policies and procedures, to conduct on-site audits related to such significant deficiency or material weakness in financial controls, including related technology, security, data protection, compliance and privacy audits, and request documentation reasonably related to an audit or inquiry on the part of the Reinsurer (with which request the Ceding Company shall reasonably comply; provided that no such request shall require the Ceding Company to provide any privileged documents, reports, assessments or audits, it being understood that the Ceding Company shall use its reasonable best efforts to enable such information to be furnished or made available to the Reinsurer without jeopardizing privilege (including redacting information or entering into joint defense agreements with the Ceding Company on mutually agreeable terms), and the Ceding Company shall permit the Reinsurer’s certified public accountants to, subject to the Ceding Company’s security policies and procedures, conduct reasonable testing and audits with respect to the Ceding Company’s in scope operations in order to support the Reinsurer’s audit of its financial statements that are relevant to the Reinsured Contracts, in each case, during normal business hours and without unreasonable disruption to the business of the Ceding Company. The Reinsurer shall provide the Ceding Company with twenty (20) Business Days advance written notice of any such on-site audits or certified public accountants testing and audits; provided that the Reinsurer shall comply with such audit protocols as may be reasonably prescribed by the Ceding Company. The information obtained by the Reinsurer pursuant to such audits and testing shall be considered Confidential Information of the Ceding Company, and shall be used by Reinsurer only for purposes relating to the transactions contemplated under this Agreement, and the possession, use and disclosure of any such information will be subject to the restrictions set forth in Section 11.15.
Section 1.24.Performance Standards.
(f)The Ceding Company shall administer, or shall cause to be administered, the Reinsured Contracts (i) in a professional and timely manner, (ii) using a standard of care and policies and procedures generally that are, in the aggregate, at least as stringent as that employed by the Ceding Company and consistent with the Ceding Company’s practices and related policies and procedures (a) with respect to the Reinsured Contracts during the one (1)-year period immediately preceding the Effective Time and (b) to administer its other similar businesses, (iii) in accordance with the terms and conditions of the Reinsured Contracts and applicable Laws, including the maintenance by the Ceding Company of all permits from Governmental Authorities necessary to perform the administration contemplated by this Article IV, and (iv) in good faith and with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances.
(g)In the event that the Ceding Company is unable, for any reason, to perform all or a portion of the Administrative Services at the standard required by Section 4.2(a) or all or a portion of the Administrative Services for a period that could reasonably be expected to exceed five (5) consecutive Business Days, the Ceding Company shall promptly provide notice to the Reinsurer of the Ceding Company’s inability to so perform the applicable Administrative Services. The Ceding Company shall cooperate with the Reinsurer in obtaining an alternative means of providing such Administrative Services (which may include implementing a strategy to remedy the inability of the Ceding Company to perform such Administrative Services). The Ceding Company shall be responsible for all fees, costs and expenses incurred in order to obtain such alternative means of providing the applicable Administrative Services and in order to restore such Administrative Services.
Section 1.25.Administrative Expense Allowance. For each Monthly Accounting Period, the Reinsurer shall pay to the Ceding Company an amount equal to the Expense Allowances for such Monthly Accounting Period in consideration for the administration of the Reinsured Contracts. Such amount shall be paid as part of the Net Settlements pursuant to Section 3.3(a).

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Section 1.26.Designated Administrative Account. In accordance with the provisions set forth in Section 3.3, the Ceding Company, prior to the date that the Reinsurer makes a Net Settlement for a Monthly Accounting Period, may request the Reinsurer to make Net Settlement payments into the Designated Administrative Account in lieu of making such payments directly to the Ceding Company. Such payments shall be made to the Designated Administrative Account on or prior to the date that such amounts are due pursuant to Section 3.3. The funds in the Designated Administrative Account may be withdrawn by the Ceding Company at any time in accordance with the terms of the Trust Agreement. The parties agree and acknowledge that the assets in the Designated Administrative Account shall not be taken into account in calculating the Statutory Book Value or Fair Market Value of the assets in the Trust Account.
Section 1.27.Producer Agreements. The Ceding Company shall not agree to modify, terminate, amend or waive any of its rights or obligations under any agreement or portion thereof between it or any of its Affiliates, on the one hand, and any Producer who has solicited, sold, marketed, produced or serviced any of the Reinsured Contracts, on the other hand, to the extent such modification, termination, amendment or waiver would adversely impact the Reinsurer or the Reinsurer’s liability hereunder except (i) to the extent not related to the Reinsured Contracts or (ii) with the Reinsurer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 1.28.Books and Records and Access. Each of the Ceding Company and the Reinsurer shall maintain its respective books and records relating to the Reinsured Contracts. During the term of this Agreement, upon any reasonable request from the Reinsurer or its Representatives, the Ceding Company shall (a) provide to the Reinsurer and its Representatives reasonable access during normal business hours to the Ceding Company’s Books and Records pertaining to the Reinsured Contracts, the Reinsured Liabilities, this Agreement or the Reinsurer’s rights hereunder, provided such access shall not unreasonably interfere with the conduct of the business of the Ceding Company, and (b) permit the Reinsurer and its Representatives to inspect and photocopy such Books and Records at their own cost, including as pertains to the payment of Reinsured Liabilities and the administration of the Reinsured Contracts. Nothing herein shall (x) require the Ceding Company to disclose any information to the Reinsurer or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any contract (including any confidentiality agreement to which the Ceding Company or any of its Affiliates is a party); it being understood that the Ceding Company shall use its reasonable best efforts to enable such information to be furnished or made available to the Reinsurer or its Representatives without so jeopardizing privilege or contravening such applicable Law (including redacting information or entering into joint defense agreements with the Reinsurer on mutually agreeable terms) or (y) require the Ceding Company to disclose its Tax records (except with respect to transfer Taxes, Premium Taxes and similar Taxes that relate to the Reinsured Contracts and the Separate Accounts) or any personnel or related records.
Section 1.29.Programs of Internal Replacement; Exchange Programs; Buy-Out Programs. Except as set forth in Schedule N, unless otherwise agreed by the Parties, the Ceding Company will not, and will cause its Affiliates not to, directly or indirectly, undertake, solicit, sponsor or support any exchange program in respect of the Reinsured Contracts or otherwise target in a directed, programmatic or systematic manner the Reinsured Contracts for replacement or take any actions with respect to the Reinsured Contracts designed or intended to cause Policyholders of the Reinsured Contracts to surrender, lapse or annuitize, including any “buy-out” or “enhanced surrender value” program. Notwithstanding anything in this Section 4.7 to the contrary, (a) the offering by the Ceding Company or any of its Affiliates to new clients and the Policyholders of the Reinsured Contracts of an insurance, annuity or investment product that offers then-market terms that are more favorable to the Policyholders of the Reinsured Contacts in the normal course of the Ceding Company’s or such Affiliate’s business shall not be a violation of this Section 4.7; provided that, except as set forth in Schedule N, 403(b) plan products shall not be offered to the

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Policyholders of the Reinsured Contracts other than in connection with a general solicitation not targeted at such Policyholders and (b) correspondence to Policyholders of the Reinsured Contracts informing them of settlement options available under their Reinsured Contracts in the ordinary course of business or as required by applicable Law shall not be a violation of this Section 4.7.
Section 1.30.Claims Contests. The Ceding Company will notify the Reinsurer in writing of its intention to contest, compromise, litigate or arbitrate any claim involving a Reinsured Contract (any such claim, a “Contested Claim”), including information with respect thereto as reasonably requested by the Reinsurer. The Reinsurer may elect to participate with the Ceding Company (including, in the Reinsurer’s discretion, by using separate legal counsel at its own expense) in the contest, compromise, litigation, arbitration or defense of any Contested Claim by delivering written notice thereof to the Ceding Company within ten (10) Business Days following the Ceding Company’s notification of such claim to the Reinsurer, and the Ceding Company shall consider in good faith any recommendations of the Reinsurer with respect thereto. If the Reinsurer so elects to participate with the Ceding Company in any Contested Claim, then (i) the Ceding Company will promptly advise the Reinsurer of all significant developments, including notice of legal or arbitral proceedings initiated in connection with such Contested Claim, (ii) the Reinsurer shall reimburse the Ceding Company for the Quota Share of the reasonable expenses of any contest, compromise, litigation, arbitration or defense of a Contested Claim (excluding any allocation of compensation to the Ceding Company’s or its Affiliates’ officers, employees or third party administrators, or any allocation of overhead), and will share in the liability in the same proportion, including any Extra-Contractual Obligations arising therefrom; and (iii) if the Ceding Company obtains any recoveries in respect of a Contested Claim previously paid by it in respect of any Reinsured Contract, the Ceding Company shall promptly pay to the Reinsurer the Quota Share of all such recoveries. If the Reinsurer chooses not to participate by either affirmatively notifying the Ceding Company or not providing notice of such election in writing within ten (10) Business Days following the Reinsurer’s receipt of notice of such Contested Claim, the Reinsurer will discharge its Reinsured Liabilities by payment to the Ceding Company of the Reinsured Liabilities with respect to such Reinsured Contract as if there was no contest, and will have no additional obligation to the Ceding Company for reimbursement of expenses related to the contest, compromise, litigation, arbitration or defense of such Contested Claim.
Article V.

LICENSES; RESERVE CREDIT; SECURITY
Section 1.31.Licenses; Reserve Credit. At all times during the term of this Agreement, the Reinsurer shall (a) use its commercially reasonable efforts to hold and maintain its license status in the Ceding Company Domiciliary State and (b) subject only to the Ceding Company’s obligation to cooperate in good faith in accordance with the last sentence of this Section 5.1, take all other actions necessary so that the Ceding Company may receive Reserve Credit. Should the Reinsurer fail to maintain such status, the Reinsurer shall, at its own expense, take such actions necessary so that the Ceding Company may receive Reserve Credit no later than the third (3rd) Business Day prior to the end of the calendar quarter during which such event occurred. The Reinsurer shall promptly notify the Ceding Company of any event or change in its licensing status in the Ceding Company Domiciliary State or other conditions that would be reasonably likely to result or have resulted in any loss of, or impairment to, Reserve Credit. In addition, in furtherance of the performance of the Reinsurer’s obligations under this Section 5.1, the Ceding Company and the Reinsurer agree to cooperate in good faith to amend this Agreement, the Trust Agreement or any other Transaction Agreement or execute such additional documents as may be reasonably required to ensure continued Reserve Credit in the Ceding Company Domiciliary State.
Section 1.32.Security.

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(a)On or prior to the Closing Date, the Reinsurer, as grantor, shall establish and thereafter shall maintain, at its sole cost and expense, the Trust Account with the Trustee, naming the Ceding Company as sole beneficiary thereof to secure the Reinsurer’s obligations hereunder and, to the extent required pursuant to Section 5.1, to provide Reserve Credit. The Reinsurer shall maintain the Trust Account in accordance with the terms of this Agreement and the Trust Agreement.
(b)Concurrently with the execution of this Agreement, the Trust Account is being funded with Eligible Assets in accordance with Section 3.1(b). In addition, if the Estimated Initial Required Balance exceeds the Estimated Initial Premium, on the Closing Date, the Reinsurer will be required to deposit additional Eligible Assets into the Trust Account having a Statutory Book Value at least equal to such excess.
(c)In accordance with the terms set forth herein and in the Trust Agreement, and subject to the provisions of Sections 5.6 and 5.7 hereof, the Reinsurer shall ensure that the Trust Account holds Eligible Assets in accordance with the terms hereof with an aggregate Statutory Book Value not less than the Required Balance. All transfers to and withdrawals from the Trust Account shall be in accordance with and subject to the requirements set forth herein and in the Trust Agreement.
(d)During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the Trustee shall not, grant or cause or permit to be created or granted in favor of any third person any security interest whatsoever in any of the assets in the Trust Account (whether by contract, applicable Law or otherwise), including without limitation in favor of any Governmental Authority.
Section 1.33.Trust Account and Settlements. The Trustee shall hold assets in the Trust Account pursuant to the terms of the Trust Agreement. All settlements of account under this Agreement between the Ceding Company and the Reinsurer shall be made in United States dollars in cash or its equivalent or other assets withdrawn by the Ceding Company from the Trust Account.
Section 1.34.Eligible Assets; Investment Management. The assets that may be held in the Trust Account in order to meet the Required Balance shall consist of cash or investments that comply with the Investment Guidelines and are issued by an institution that is not the parent, subsidiary or Affiliate of either the Reinsurer or the Ceding Company (“Eligible Assets”). Following the end of each Monthly Accounting Period, in accordance with Section 5.7(a), the Reinsurer shall provide to the Ceding Company a report listing each asset in the Trust Account and the Fair Market Value and Statutory Book Value of each such asset as of the end of the relevant Monthly Accounting Period and certify that each such asset is an Eligible Asset (an “Asset Report”); provided that any assets held in the Trust Account in excess of the Required Balance are not required to be Eligible Assets. The Parties acknowledge that the Reinsurer shall be entitled to select and replace the investment manager with respect to the assets held in the Trust Account, in accordance with the terms of the Trust Agreement. The Reinsurer may appoint additional or replacement investment managers or sub-advisors with respect to the assets held in the Trust Account, in accordance with the terms of the Trust Agreement.
Section 1.35.Deposit of Assets. Subject to the terms of the Trust Agreement, prior to depositing assets in the Trust Account, the Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary negotiate any such assets without the consent or signature from the Reinsurer or any other entity.
Section 1.36.Withdrawal of Assets from the Trust Account. The Ceding Company and Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Ceding

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Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) without diminution because of any insolvency, rehabilitation, conservatorship or comparable proceeding (an “Insolvency”) on the part of the Ceding Company or the Reinsurer, in accordance with the terms of the Trust Agreement, in order to (i) pay or reimburse the Ceding Company for any undisputed amounts due from the Reinsurer under this Agreement and not yet recovered from the Reinsurer, including the Quota Share of any Reinsured Liabilities or other amounts due under this Agreement, (A) which amounts have not been paid by the Reinsurer within [***] Business Days following its receipt of a specific written notice thereof or (B) otherwise with the consent of the Reinsurer or (ii) pay to the Ceding Company the Estimated Recapture Terminal Settlement (if such amount is positive) as contemplated by Section 8.4(a) if such amount has not been paid by the Reinsurer on the Recapture Date. The amount of any such withdrawal in excess of amounts then due to the Ceding Company hereunder shall be deemed maintained in trust by the Ceding Company for the benefit of the Reinsurer and promptly returned to the Trust Account, along with interest on such amounts at the Interest Rate for the period that such amounts are held by the Ceding Company. In addition, the Ceding Company and the Reinsurer agree that the assets maintained in the Designated Administrative Account may be withdrawn by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) without diminution because of any Insolvency on the part of the Ceding Company or the Reinsurer, at any time in accordance with the terms of the Trust Agreement.
Section 1.37.Adjustment of Security and Withdrawals.
(a)The Reinsurer shall furnish a report (a “Month-End Required Balance Report”) to the Ceding Company following the end of each Monthly Accounting Period containing (i) the Reinsurer’s calculation of the Required Balance as of the end of such Monthly Accounting Period, in each case taking into account the Ceding Company Report for such Monthly Accounting Period that is provided by the Ceding Company pursuant to Section 5.7(b) and the other terms and conditions of this Agreement and (ii) the Asset Report for such Monthly Accounting Period.
(b)The Reinsurer shall deliver each Month-End Required Balance Report, as applicable, no later than the eighteen (18) Business Day following the end of each Monthly Accounting Period. In order for the Reinsurer to prepare the Month-End Required Balance Report for each Monthly Accounting Period no later than six (6) Business Days following the end of each Monthly Accounting Period, the Ceding Company shall provide to the Reinsurer a report (the “Ceding Company Report”) following the end of each Monthly Accounting Period containing (i) the Ceding Company’s calculation of the Cash Surrender Value and (ii) the Separate Account Values as of the end of such Monthly Accounting Period; provided that, if the Ceding Company does not deliver the Ceding Company Report within such six (6) Business Day period, the time period for the Reinsurer’s delivery of the Month-End Required Balance Report shall be extended by such overdue period.
(c)The amount of security held in the Trust Account shall be adjusted as follows:
(i)If the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account as of the close of business on the last Business Day of any month (after giving effect to (A) amounts released and transferred under Section 4(c) of the Trust Agreement after the close of business on the last Business Day of such month and (B) amounts deposited or withdrawn from the Trust Account after the close of business on the last Business Day of such month pursuant to this sub-clause (c)(i) or sub-clause (c)(ii) of this Section 5.7 in respect of the adjustment to the Trust Account for the prior month) is less than the Required Balance as of the close of business on the last Business Day of such month, then the Reinsurer shall, no later than five (5) Business

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Days after the Reinsurer delivers the Month-End Required Balance Report for such month, transfer additional Eligible Assets to the Trust Account so that the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account immediately following such transfer is not less than the Required Balance contained in the Month-End Required Balance Report; and
(ii)If the aggregate Statutory Book Value of the Eligible Assets in the Trust Account as of the close of business on the last Business Day of any month (after giving effect to (A) amounts released and transferred under Section 4(c) of the Trust Agreement after the close of business on the last Business Day of such month and (B) amounts deposited or withdrawn from the Trust Account after the close of business on the last Business Day of such month pursuant to this sub-clause (c)(i) or sub-clause (c)(ii) of this Section 5.7 in respect of the adjustment to the Trust Account for the prior month) exceeds the Required Balance as of the close of business on the last Business Day of such month, then the Reinsurer shall have the right to withdraw such excess assets in accordance with the terms of the Trust Agreement so long as, immediately following such withdrawal, (x) the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account is not less than the Required Balance contained in the Month-End Required Balance Report for such month and (y) the Market-to-Book Ratio of the Eligible Assets in the Trust Account does not decline as a result of the withdrawal; provided, however, that during the occurrence of any Recapture Triggering Event, the Ceding Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) will be required for any such withdrawal.
(iii)In addition to the withdrawal rights set forth above, if the Reinsurer seeks to cause the Trustee to substitute new Eligible Assets for Eligible Assets held in the Trust Account, then the Reinsurer shall have the right to cause (and shall only cause) the Trustee to effect such substitution in accordance with the procedures set forth in the Trust Agreement, provided (x) the new Eligible Assets have an aggregate Statutory Book Value as of the time of substitution that is at least equal to the aggregate Statutory Book Value as of the time of substitution of the substituted Eligible Assets and (y) the Market-to-Book Ratio of the Eligible Assets in the Trust Account will not decline as a result of the substitution; provided, further, however, that during the occurrence of any Recapture Triggering Event, the Ceding Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) will be required for any such substitution.
(b)Without limiting the Reinsurer’s obligations to fund the Trust Account in accordance with the timelines required in Section 5.7(c), in the event that the Parties disagree with the calculation of the Required Balance or of the Statutory Book Value or Fair Market Value of any Eligible Asset or whether any asset in the Trust Account is an Eligible Asset, any Party may deliver written notice to the other Party of such disagreement and the Parties shall attempt in good faith to resolve such disagreement.
(c)Any resolution as to disagreements arising under Section 5.7(d) agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties do not resolve any disagreement as to the calculation of the Required Balance or of the Statutory Book Value or Fair Market Value, as applicable, of any Eligible Asset or whether any asset is an Eligible Asset within two (2) Business Days after either Party delivers written notice of any such disagreement to the other Party, the Parties shall jointly request an accounting firm of national reputation or any other Person mutually agreed by the Parties hereto (the “Independent Accounting Firm”) to make a

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determination with respect to all matters in dispute; provided, that, if no accounting firm is willing or able to serve, unless otherwise agreed by the Parties, such dispute shall be resolved in accordance with Section 11.8. The Parties shall instruct the Independent Accounting Firm to limit its review to matters that remain in dispute between the Parties and to render its decision within ten (10) Business Days after submission of such dispute to such Independent Accounting Firm. The Independent Accounting Firm shall not assign a value to any matter higher than the highest value for such matter claimed by either Party or less than the lowest value for such matter claimed by either Party. The Independent Accounting Firm’s determination of the Required Balance, the Statutory Book Value or Fair Market Value, as applicable, of the disputed Eligible Asset or whether the disputed asset is an Eligible Asset shall be final and binding upon the Parties absent manifest error. All fees and expenses relating to the work of the Independent Accounting Firm shall be allocated by the Independent Accounting Firm as between the Parties in proportion to the difference between each Party’s claimed value and the value decided by the Independent Accounting Firm. After a final and binding resolution of any dispute described in this Section 5.7(e) is reached, the Parties agree to promptly make any necessary adjustments under Section 5.7(c) so that the Statutory Book Value of the Eligible Assets held in the Trust Account is not less than the amount required pursuant to Section 5.7(c).
Section 1.38.Continuation of a Triggering Event. Upon the occurrence of any Trust Triggering Event, such Trust Triggering Event shall be deemed to be continuing unless (a) such Trust Triggering Event has been cured and (b) either (i) no other Trust Triggering Event has occurred during a period of [***] months commencing with the date of such cure or (ii) if such Trust Triggering Event that has been cured was an event described in clause (a) or (b) of the definition of “Trust Triggering Event”, the RBC Ratio, if applicable, of the Person that was subject to such event is at least [***]%, [***], if applicable, of the Person that was subject to such event is at least [***]% or other capital adequacy ratio as determined pursuant to the terms of this Agreement, if applicable, of the Person that was subject to such event is equivalent as mutually agreed by the Ceding Company and the Reinsurer.
Section 1.39.Security Interest.
The Parties hereto intend that, pursuant to the Trust Agreement, prior to depositing any assets in the Trust Account, and from time to time thereafter as required, the Reinsurer shall execute or cause the execution of assignments or endorsements in blank, or transfer legal title of all shares, obligations and other assets requiring assignments or endorsements to the Trustee as needed, so that the Ceding Company, or the Trustee upon direction to the Trustee by the Ceding Company, may, whenever necessary pursuant to the terms of the Trust Agreement, negotiate, deliver, transfer, assign or sell any such assets without the consent or signature from the Reinsurer or any other Person. Out of an excess of caution and in order to preserve the arrangements set forth in the Trust Agreement if, notwithstanding the intention of the parties expressed in the Trust Agreement, the Trustee is determined by a Governmental Authority of competent jurisdiction (i) not to have the authority to negotiate, deliver, transfer, assign or sell any assets credited to the Trust Account, in its capacity as Trustee, without the consent or signature from the Reinsurer, or any other Person, or (ii) the transfer of assets by the Reinsurer to the Trust Account shall for any reason be determined by a Governmental Authority of competent jurisdiction to be invalid or ineffective, the Reinsurer hereby grants to the Ceding Company as security for all obligations (whether absolute or contingent, matured or unmatured) of the Reinsurer to the Ceding Company arising under or in connection with the Transaction Agreements, including all reasonable attorneys’ fees and legal expenses incurred in connection with the collection and enforcement of the Transaction Agreements and security interest created hereunder, in each case, to the extent such obligations are required to be reimbursed to the Ceding Company by the Reinsurer under such Transaction Agreements, a first priority perfected security interest in all of the Reinsurer’s rights, titles and interests in, to and under all of the following property, whether now owned or existing or hereafter acquired or arising and wheresoever located (collectively, the “Collateral”): (a) the Trust Account and the assets credited to the Trust Account, including without limitation, investment property, securities, investments,

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instruments, cash, mortgage notes and all participation interests in mortgage notes, funds, general intangibles, accounts, receivables, chattel paper, letter-of-credit rights, documents and all other assets (x) held in or credited to the Trust Account or (y) otherwise conveyed to the Trustee by the Reinsurer; (b) all cash and other financial assets credited to the Trust Account and all security entitlements (within the meaning of Section 8-102(a) of the UCC) related to or arising therefrom; (c) all supporting obligations relating to, and all security interests, mortgages or other liens securing, any of the foregoing and (d) all proceeds of all of the foregoing, and agrees that this Agreement shall constitute a security agreement made by the Reinsurer in favor of the Ceding Company under applicable Law. Any amounts withdrawn from the Trust Account in accordance with the Trust Agreement shall be automatically released from, and withdrawn free and clear of, any security interest created herein. The Reinsurer hereby authorizes the Ceding Company to file any and all UCC-1 Financing Statements with respect to the Collateral, and any and all amendments, assignments and continuation statements with respect thereto, that are deemed necessary or desirable by the Ceding Company in order to perfect such security interest in the Collateral. All terms used in this Section 5.9 and defined in the UCC shall have the meanings given to such terms in the UCC. Nothing in this Section 5.9 is intended to affect the validity of, or the transfer of assets into, the Trust Account.
Article VI.

OVERSIGHTS; COOPERATION
Section 1.40.Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability that would have attached had such delay, oversight, error or omission not occurred. The Parties shall nevertheless cooperate in good faith to rectify such delay, oversight, error or omission as soon as possible after discovery so that both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, oversight, error or omission had occurred. Nothing in this Section 6.1 shall reduce the obligation of the Reinsurer with respect to any Reinsurer Extra-Contractual Obligation or the Ceding Company with respect to any Ceding Company Extra-Contractual Obligation. In the event of any errors or omissions in the information set forth in Schedule D which are individually non-de minimis, the Parties shall cooperate in good faith to rectify any such error or omission as soon as possible after discovery so that both Parties shall be restored as closely as possible to the positions, including with respect to economic benefits, they would have occupied if no such error or omission had occurred.
Section 1.41.Cooperation. The Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the other Transaction Agreements, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each Party and not impose upon either Party any liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements.
Section 1.42.Changes to RBC Ratio and [***].
(e)In the event of a material change to or elimination by applicable Law of the requirement for the Reinsurer or the Guarantor to calculate risk-based capital or in the event there is a material change relating to the framework, factors and/or formulae prescribed by the Insurance Regulator in the Reinsurer Domiciliary State or the state of domicile of the Guarantor that are used to calculate RBC Ratios from those in effect at the Effective Time, the Parties shall cooperate in good faith to amend this Agreement to adjust the RBC Ratios required under this Agreement so that such adjusted RBC Ratios or any replacement formula as determined after such material change or

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elimination will reasonably correspond to the relevant RBC Ratio requirements in effect as of the Effective Time, and, if the Parties do not agree on any such adjustments, the Reinsurer and the Guarantor, as applicable, shall continue to calculate its RBC Ratio as if such material change or elimination had not occurred.
(f)In the event of a material change to or elimination by applicable Law of the requirement [***] or in the event there is a material change relating to the framework, factors and/or formulae prescribed by the Insurance Regulator in the jurisdiction of domicile of [***] from those in effect at the Effective Time, the Parties shall cooperate in good faith to amend this Agreement to adjust [***] required under this Agreement so that such [***] or any replacement formula as determined after such material change or elimination will reasonably correspond to [***] requirements in effect as of the Effective Time, and, if the Parties do not agree on any such adjustments, [***], as applicable, shall continue to calculate [***] as if such material change or elimination had not occurred.
Article VII.

INSOLVENCY
Section 1.1.Insolvency of the Ceding Company.
(a)In the event of the insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Ceding Company or its statutory liquidator, receiver or statutory successor on the basis of the liability of the Ceding Company under the Reinsured Contracts filed and allowed in the liquidation proceeding without diminution because of the insolvency of the Ceding Company.
(b)It is understood, however, that in the event of such an insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice of the pendency of a claim against the Ceding Company on a Reinsured Contract within a reasonable period of time after such claim is filed in the applicable insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to applicable Law and court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.
Article VIII.

DURATION; RECAPTURE
Section 1.1.Duration. This Agreement shall commence at the Effective Time and continue in force until such time as (i) the Ceding Company’s Liability arising out of or related to all Reinsured Contracts is terminated in accordance with their respective terms and each Party has received payments which discharge the other Party’s liabilities incurred hereunder prior to such termination, or (ii) in accordance with Section 8.3 if the Ceding Company has elected to recapture the reinsurance of the Reinsured Contracts or in accordance with Section 8.6 if the Reinsurer has provided notice of termination and each Party has received payments which discharge the other Party’s liability in full in accordance with Section 8.4 and the other terms of this Agreement.
Section 1.2.Survival. Notwithstanding the other provisions of this Article VIII, the terms and conditions of Articles I , VIII and IX, and the provisions of Sections 3.6, 11.1, 11.2, 11.3, 11.4,

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11.5, 11.6, 11.8, 11.9, 11.10, 11.11, 11.13 and 11.15 shall remain in full force and effect after the termination of this Agreement.
Section 1.3.Recapture.
(a)Subject to the terms of this Section 8.3, following the occurrence of a Recapture Triggering Event, the Ceding Company shall have the right (but not the obligation) to recapture all, and not less than all, of the Reinsured Risks ceded under this Agreement by providing the Reinsurer with written notice of its intent to effect such a recapture (a “Recapture Notice”); provided that a Recapture Triggering Event must be continuing on the date that the Recapture Notice is delivered in order for such recapture to be consummated. In the case of a recapture for any Recapture Triggering Event other than a Recapture Triggering Event described in clause (e) of the definition of Recapture Triggering Event, the Recapture Notice shall be provided to the Reinsurer within [***] calendar days after the Ceding Company becomes aware that such Recapture Triggering Event has occurred, and if not so delivered then such recapture right shall be deemed to have been waived, except that with respect to any new Recapture Triggering Event described in clause (a) or (b) of the definition of “Recapture Triggering Event”, a new Recapture Triggering Event shall be deemed to have occurred if subsequently, (i) the RBC Ratio of the Reinsurer or the Guarantor as of any calendar quarter-end is reduced below [***]% and the Reinsurer has not cured such shortfall as of the applicable Capital Reporting Deadline or (ii) [***]. For the avoidance of doubt, if the Ceding Company does not exercise its recapture right with respect to any Recapture Triggering Event, the Ceding Company shall subsequently have the right to recapture all, and not less than all, of the Reinsured Risks ceded under this Agreement in accordance with this Section 8.3 following the occurrence of any new Recapture Triggering Event.
(b)Any recapture pursuant to Section 8.3(a) shall be effective (i) as of 11:59 p.m. (New York time) on the last Business Day of the calendar month during which the Ceding Company delivers a Recapture Notice to the Reinsurer; provided, that if such Recapture Notice was delivered less than seven (7) Business Days prior to the end of such calendar month, then as of 11:59 p.m. (New York time) on the last Business Day of the following calendar month (unless an early effective date and time is necessary in order to effectuate the recapture prior to any loss of Reserve Credit hereunder, in which case any recapture pursuant to Section 8.3(a) shall be effective as of such earlier date and time) or (ii) on such later date and time as set forth in the Ceding Company’s Recapture Notice (provided such later date is the last day of a calendar month and is not later than ninety (90) calendar days following the delivery by the Ceding Company of its Recapture Notice) (the “Recapture Date”).
(c)Following any recapture of all Reinsured Risks pursuant to Section 8.3(a), subject to the satisfaction of payment obligations described in Section 8.4, (i) both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Risks other than (w) any payment obligations due hereunder prior to the Recapture Date but still unpaid on such date, (x) any obligations under the provisions that expressly survive termination as provided in Section 8.2, (y) liability of the Reinsurer for Reinsurer Extra-Contractual Obligations and (z) liability of the Ceding Company for Ceding Company Extra-Contractual Obligations and (ii) no Additional Consideration shall be payable to the Reinsurer with respect to the Reinsured Risks.
(d)Notwithstanding the remedies contemplated by this Article VIII or the other Transaction Agreements, either Party may, in its sole discretion, require direct payment by the other Party of any sum in default under this Agreement or any other Transaction Agreement or pursue any other remedy to which such Party may be entitled hereunder or at law or in equity in lieu of exercising the remedies in this Article VIII, and it shall be no defense to any such claim that such Party might have had other recourse.
Section 1.4.Recapture Payments

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(g)No later than seven (7) Business Days prior to the Recapture Date (subject to the shorter time frame that may be contemplated by Section 8.4(e)), (i) following any notice of recapture pursuant to Section 8.3, the Ceding Company shall prepare and provide to the Reinsurer and (ii) following any notice of termination pursuant to Section 8.6, the Reinsurer shall prepare and provide to the Ceding Company, a settlement statement setting forth an estimated calculation of the terminal settlement with respect to the recapture calculated in accordance with Schedule E (the “Estimated Recapture Terminal Settlement”) with respect to the recaptured Reinsured Risks. The Reinsurer or the Ceding Company, as applicable, shall provide to the other Party such assistance, information and documents as may be reasonably requested by such Party in preparing such calculation. On the Recapture Date, an amount equal to the Estimated Recapture Terminal Settlement shall be due from the Reinsurer to the Ceding Company or from the Ceding Company to the Reinsurer, as applicable. If the amount of the Estimated Recapture Terminal Settlement is positive, then on the Recapture Date (i) the Reinsurer shall withdraw from the Trust Account and transfer to the Ceding Company Eligible Assets having a Fair Market Value equal to the Estimated Recapture Terminal Settlement (or, if the Eligible Assets in the Trust Account are insufficient for such payment, shall withdraw and transfer to the Ceding Company all Eligible Assets remaining in the Trust Account) and (ii) if the Eligible Assets in the Trust Account are insufficient for payment of such amount, the Reinsurer shall pay any shortfall to the Ceding Company in cash. If the amount of the Estimated Recapture Terminal Settlement is negative, then, on the Recapture Date, the Ceding Company shall transfer to the Reinsurer cash or Eligible Assets having an aggregate Fair Market Value equal to the absolute value of the Estimated Recapture Terminal Settlement.
(h)No later than sixty (60) days after the Recapture Date, (i) following any notice of recapture pursuant to Section 8.3, the Ceding Company shall prepare and provide to the Reinsurer and (ii) following any notice of termination pursuant to Section 8.6, the Reinsurer shall prepare and provide to the Ceding Company, a statement setting forth a calculation of the terminal settlement with respect to the recapture calculated in accordance with Schedule E (the “Recapture Terminal Settlement”).
(i)In the event that the Reinsurer or the Ceding Company, as applicable, disagrees with any portion of the calculation of the Recapture Terminal Settlement, the Reinsurer or the Ceding Company, as applicable, shall within thirty (30) days after its receipt of such report deliver written notice to the Ceding Company or the Reinsurer, as applicable, setting forth, in reasonable detail, each disputed item, the amount in dispute and the basis of such disagreement and the Parties shall attempt in good faith to resolve such disagreement. Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties do not resolve any disagreement within ten (10) Business Days after the Reinsurer or the Ceding Company, as applicable, delivers written notice of any such disagreement to the other Party, either Party may request (i) an Independent Accounting Firm to make a determination with respect to all matters in dispute, other than with respect to the calculation of the Unfloored CTE [***] Amount and (ii) with respect to the calculation of the Unfloored CTE [***] Amount, an actuarial firm of national reputation mutually agreed by the Parties hereto (the “Independent Actuary”) to determine the matters in dispute; provided, that, if no accounting firm or actuarial firm, as applicable, is willing or able to serve, unless otherwise agreed by the Parties, such dispute shall be resolved in accordance with Section 11.8. The Independent Accounting Firm’s and/or Independent Actuary’s determination, as applicable, shall be final and binding upon the Parties. All fees and expenses relating to the work of the Independent Accounting Firm and the Independent Actuary shall be allocated by the Independent Accounting Firm as between the Parties in proportion to the difference between each Party’s claimed value and the value decided by the Independent Accounting Firm.
(j)Within five (5) Business Days after a final and binding resolution of any dispute described in Section 8.4(c) is reached, the Parties agree to make any necessary adjustments to the amounts paid pursuant to Section 8.4(a). On the date on which the payments set forth in this Section 8.4(d) are made, (i) if the final Recapture Terminal Settlement as determined pursuant to Section 8.4(c) exceeds the Estimated Recapture Terminal Settlement paid pursuant to Section

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8.4(a), the Reinsurer shall pay to the Ceding Company an amount equal to such excess; and (ii) if the final Recapture Terminal Settlement as determined pursuant to Section 8.4(c) is less than the Estimated Recapture Terminal Settlement paid pursuant to Section 8.4(a), the Ceding Company shall pay to the Reinsurer an amount equal to such excess. Any payment required to be made by any Party pursuant to this Section 8.4(d) shall incur interest at the Interest Rate for the period from and including the Recapture Date to but not including the date of payment, and will be made by wire transfer of immediately available funds to an account or accounts designated by the recipient in writing prior to such payment.
(k)Notwithstanding the timelines set forth in this Section 8.4, if the recapture is due to a Reserve Credit Event, the Parties shall use their reasonable best efforts to expedite or amend the procedures set forth in this Section 8.4 in order to effectuate the recapture and complete the payment of the Estimated Recapture Terminal Settlement prior to any loss of Reserve Credit; provided, that such change to the procedures set forth in Section 8.4 shall not affect the right of the Reinsurer to subsequently dispute any calculation related to such recapture consistent with Section 8.4(c).
Section 1.5.Termination of Trust Account. Following the recapture of all Reinsured Risks hereunder pursuant to Section 8.3 and the payment in full of the Recapture Terminal Settlement thereof, the Trust Account shall be terminated and any remaining amounts or amount held in trust pursuant to Article V shall be released to the Reinsurer. The Ceding Company shall promptly take all actions, including providing written consent to the Trustee in a joint notice with the Reinsurer pursuant to Section 12 of the Trust Agreement, to permit such termination of the Trust Account and release of such assets to the Reinsurer.
Section 1.6.Reinsurer Termination for Non-Payment. In the event the Ceding Company (or any successor by operation of law of the Ceding Company, including any receiver, liquidator, rehabilitator, conservator or similar Person of the Ceding Company) has failed to timely pay to the Reinsurer undisputed Net Settlement amounts in accordance with Section 3.3(a) in an aggregate amount that exceeds $[***] and such failure has not been cured within [***] calendar days after written notice from the Reinsurer, the Reinsurer shall have the right to terminate all, and not less than all, of the reinsurance coverage hereunder by providing the Ceding Company with written notice of its intent to effect such a termination; provided that such failure must be continuing on the date that the Reinsurer delivers such notice of intent to effect such a termination in order for such termination to be consummated. In such event, such failure to pay shall be treated by the Parties as a Recapture Triggering Event and the Reinsurer shall tender to the Ceding Company an amount equal to the Recapture Terminal Settlement in accordance with the procedures for terminal accounting set forth in Section 8.4, the applicable Recapture Date being the date of such notice of termination. Following the recapture of all Reinsured Risks hereunder pursuant to Section 8.3 and the payment in full of the Recapture Terminal Settlement thereof, the Trust Account shall be terminated and any remaining amounts or amount held in trust pursuant to Article V shall be released to the Reinsurer in accordance with Section 8.5.
Section 1.7.[***]
Article IX.

INDEMNIFICATION
Section 1.8.Reinsurer’s Obligation to Indemnify. The Reinsurer hereby agrees to indemnify, defend and hold harmless the Ceding Company and its Affiliates (collectively, the “Ceding Company Indemnified Parties”) from and against any and all Indemnifiable Losses incurred by the Ceding Company Indemnified Parties to the extent arising from (a) any breach or nonfulfillment by the Reinsurer of the covenants and agreements of the Reinsurer contained in this Agreement; (b) the Ceding Company’s enforcement of the Guarantee; (c) Reinsurer Extra-

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Contractual Obligations or (d) any successful enforcement of this indemnity; provided, however, that in no event shall any Indemnifiable Losses incurred by or asserted against any Ceding Company Indemnified Party give rise to any right to indemnification under this Section 9.1 to the extent that such Indemnifiable Losses were expressly assumed by any Ceding Company Indemnified Party pursuant to the terms and conditions of the Master Transaction Agreement.
Section 1.9.Ceding Company’s Obligation to Indemnify. The Ceding Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its Affiliates (collectively, the “Reinsurer Indemnified Parties”) from and against any and all Indemnifiable Losses incurred by the Reinsurer Indemnified Parties to the extent arising from (a) any breach or nonfulfillment by the Ceding Company of the covenants and agreements of the Ceding Company contained in this Agreement; (b) Ceding Company Extra-Contractual Obligations; and (c)  any successful enforcement of this indemnity; provided, however, that in no event shall any Indemnifiable Losses incurred by or asserted against any Reinsurer Indemnified Party give rise to any right to indemnification under this Section 9.2 to the extent that such Indemnifiable Losses were expressly assumed by any Reinsurer Indemnified Party pursuant to the terms and conditions of the Master Transaction Agreement. For the avoidance of doubt, any Liability of the Ceding Company for Indemnifiable Losses incurred by the Reinsurer Indemnified Parties to the extent arising from Ceding Company Extra-Contractual Obligations hereunder shall be determined without duplication of recovery by reason of the same Indemnifiable Loss under the Master Transaction Agreement. Notwithstanding anything herein to the contrary, and in any event excluding any Third Party Claim brought by any policyholder or other applicable Person, in no event shall Indemnifiable Losses include any amounts relating to, resulting from or arising out of the matter set forth on Section 9.04(a) of the Ceding Company Disclosure Schedule for lost profits, lost revenues, diminution of value or any similar theory for any lapse in, cancellation or other adverse policyholder behavior with respect to any Reinsured Contract, other than any Third Party Claim, to the extent such applicable claim is brought by a Reinsurer Indemnified Party after the later of [***]

Section 1.10.Applicability of Master Transaction Agreement. The procedures set forth in Section 9.05 (Procedures for Third Party Claims) and Section 9.06 (Direct Claims) of the Master Transaction Agreement shall apply to Indemnifiable Losses under this Article IX.
Section 1.11.Good Faith. The Ceding Company and the Reinsurer each hereby covenants and agrees that from and after the Closing Date it shall act in good faith and deal fairly with each other in order to accomplish the objectives of this Agreement and the other Transaction Agreements; provided, that each Party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle solely in connection with the formation of this Agreement or any other Transaction Agreement (but, for the avoidance of doubt, not relating to the conduct of the Parties after the date hereof).
Article X.

TAXES
Section 1.12.Withholding. Each Party and any of their agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign applicable Tax Law. If a Party determines that an amount is required to be deducted or withheld, such Party shall use reasonable best efforts to: (i) provide written notice to the other Party, at least five (5) Business Days before the relevant payment of such deduction or withholding, (ii) cooperate in good faith with the other Party to reduce or eliminate the deduction or withholding of such amount and (iii) provide the other Party a reasonable opportunity to provide forms or documentation that would exempt such amounts from withholding. If any amount is so withheld and paid over to the applicable Governmental Authority, such amounts paid to the

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applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed. Without limiting the generality of the foregoing, each Party agrees to provide to the other on or before the date hereof an accurate and complete copy of IRS Form W-9 and shall deliver renewals or additional copies of such forms (or successor forms) to the other Party on or before the date that such forms expire or become obsolete.
Section 1.13.DAC Tax Adjustment.
(a)To the extent that Section 848 of the Code and corresponding Treasury Regulations Section 1.848-2 are applicable to the Reinsured Contracts, the Ceding Company and the Reinsurer hereby make the joint election provided for in Treasury Regulations Section 1.848-2(g)(8) (the “DAC Tax Election”) and agree as follows:
(i)The Parties will attach a schedule to their respective U.S. federal income tax returns identifying this Agreement as a reinsurance agreement for which the DAC Tax Election has been made, and will otherwise file their respective federal income tax returns in a manner consistent with the DAC Tax Election. Such schedule shall be attached to each Party’s U.S. federal income tax return filed for the first taxable year ending after the DAC Tax Election becomes effective.
(ii)The Party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.
(iii)The Parties agree to exchange information pertaining to the amount of the net consideration under this Agreement each year to ensure consistency or as otherwise required by the Code or the Internal Revenue Service.
(iv)The DAC Tax Election shall be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect.
(l)As used in this Article X, the terms “net consideration,” “net positive consideration,” “specified policy acquisitions expenses” and “general deductions limitation” are defined by reference to Treasury Regulations Section 1.848-2 and Section 848 of the Code, in effect as of the Effective Time.
(m)Each of the Parties represents and warrants that it is subject to U.S. taxation under the provisions of Subchapter L of Chapter 1 of Subtitle A of the Code.
Article XI.

MISCELLANEOUS
Section 1.1.Expenses. Except as may be otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Person incurring such costs and expenses.
Section 1.2.Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier

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service, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following respective addresses (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 11.2).
(a)if to the Ceding Company:
Equitable Financial Life Insurance Company
1290 Avenue of the Americas
New York, NY 10104
Attention:    Jose Gonzalez
Tel:    212-554-1234
E-mail:    jose.gonzalez@equitable.com
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:     John M. Schwolsky
    Elizabeth B. Bannigan
Tel:    (212) 728-8232
    (212) 728-8135
E-mail:    jschwolsky@willkie.com
    ebannigan@willkie.com
(b)if to the Reinsurer:
First Allmerica Financial Life Insurance Company
c/o Global Atlantic Financial Company
30 Hudson Yard, 74th Floor
New York, New York 10001
Attention: General Counsel and Secretary
Email:       reinsurance.notice@gafg.com

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Marilyn A. Lion
Email:       malion@debevoise.com

Section 1.1.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein be consummated as originally

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contemplated to the greatest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as would be enforceable.
Section 1.2.Entire Agreement. This Agreement (including all exhibits and schedules hereto) and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and the other Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Ceding Company and/or its Affiliates, on the one hand, and the Reinsurer and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement and the other Transaction Agreements.
Section 1.3.Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Party; provided that this Section 11.5 shall not be construed to prohibit the Reinsurer from retroceding Reinsured Liabilities in accordance with Section 2.8 or hedging its obligations hereunder without the Ceding Company’s consent. Any attempted assignment in violation of this Section 11.5 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.
Section 1.4.No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 1.5.Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each Party.
Section 1.6.Submission to Jurisdiction.
(c)Each of the Ceding Company and the Reinsurer irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.
(d)Any such Action may and shall be brought in such courts and each of the Ceding Company and the Reinsurer irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.
(e)Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 11.2.
(f)Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.
Section 1.3.Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York.

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Section 1.4.Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.
Section 1.5.Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other Party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 11.8(a) having jurisdiction, such remedy being in addition to any other remedy to which either Party may be entitled hereunder or at law or in equity, and no other provision of this Agreement shall limit any Party’s right to specific performance. Each of the Parties acknowledges and agrees that (i) there is no adequate remedy at law for a breach of this Agreement and (ii) it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.
Section 1.6.Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure or delay of any Party hereto to enforce at any time any provision of this Agreement or to exercise any right, power or privilege under this Agreement shall not be construed to be a waiver of such provision, right, power or privilege, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision and exercise each and every right, power and privilege under this Agreement. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
Section 1.7.Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (g) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (h) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (i) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (j) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (k) unless otherwise

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specified herein, any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (l) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (m) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (n) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (o) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (p) all capitalized terms used without definition in the Schedules and Exhibits referred to herein shall have the meanings ascribed to such terms in this Agreement; (q) the word “or” need not be disjunctive; and (r) where a word or phrase is defined herein, each of its grammatical forms shall have a corresponding meaning.
Section 1.8.Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology (including pdf, DocuSign or any electronic signature complying with the U.S. federal ESIGN Act of 2000) shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 1.9.Treatment of Confidential Information.
(g)The Ceding Company and the Reinsurer agree to hold each other’s Confidential Information in strict confidence and to take all commercially reasonable steps to ensure that Confidential Information is not disclosed in any form by any means by such Party, its Affiliates, by any of its Representatives or subcontractors to third parties of any kind, other than the Representatives performing services for such Party who need access to such Confidential Information in the course and scope of providing such services, except as is authorized by the other Party in advance and in compliance with all applicable Law. If any Confidential Information needs to be disclosed as required by applicable Law or court order, the disclosing Party shall (if permitted by applicable Law) provide prompt notice to the other Party prior to such disclosure so that such other Party may (at its expense) seek a protection order or other appropriate remedy which is necessary to protect its interest.
(h)The Ceding Company will not transfer, disclose, share, furnish, or provide Non-Public Personal Information to Reinsurer under this Agreement, and the Reinsurer shall have no right to access any Non-Public Personal Information, except to the extent necessary for purposes of administration of this Agreement. In the event that any Non-Public Personal Information is provided to the Reinsurer, the Reinsurer will (i) comply in all material respects with applicable Laws with respect to the processing of such Non-Public Personal Information; (ii) retain, use, process, and disclose all Non-Public Personal Information created by Reinsurer on behalf of the Ceding Company only to monitor and ensure the Ceding Company’s compliance with the terms of this Agreement, perform the services or its obligations under this Agreement, or as otherwise instructed by the Ceding Company or permitted by this Agreement; (iii) refrain from selling such Non-Public Personal Information or using such Non-Public Personal Information for reasons unrelated to Reinsurer’s business relationship with the Ceding Company; (iv) subject to applicable Law and the terms of the Reinsurer’s record retention policies, take commercially reasonable steps to comply with the provisions of this Agreement and the reasonable instructions of the Ceding Company to return or destroy the Non-Public Personal Information; and (v) take commercially

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reasonable steps to limit access to and possession of non-Public Personal Information in a manner consistent with the nature and sensitivity of such information.
(i)If either Party receives a third party demand pursuant to subpoena, summons, or court or Governmental Order or request, to disclose Confidential Information provided by the other Party, the receiving Party shall, if legally permitted, provide the disclosing Party with prompt written notice of any subpoena, summons, or court or Governmental Order or request, within a reasonable time prior to such release or disclosure. Unless the disclosing Party has given its prior permission to release or disclose the proprietary information, the receiving Party shall not comply with the subpoena prior to the actual date required by the subpoena. If a protective order or appropriate remedy is not obtained, the receiving Party may disclose only that portion of the proprietary information that it is legally obligated to disclose and shall use reasonable best efforts to treat such proprietary information as confidential. However, notwithstanding anything to the contrary in this Agreement, this Section 11.15(c) shall not be construed as requiring the receiving Party to act in any way that would not comply with the subpoena, summons, or court or Governmental Order.
(j)The Reinsurer shall establish and maintain (i) administrative, technical, and physical safeguards designed to protect against the destruction, loss, or alteration of Confidential Information and Non-Public Personal Information, and (ii) appropriate security measures designed to protect Non-Public Personal Information in compliance with the requirements of all applicable Laws relating to personal information security.
(k)As needed to comply with applicable Laws concerning the processing of Non-Public Personal Information, the Parties agree to work cooperatively and in good faith to amend this Agreement in a mutually agreeable and timely manner, or to enter into further mutually agreeable agreements to the extent required by Law to comply with any such applicable Laws applicable to the Parties.
Section 1.1.Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.
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EXECUTION VERSION
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.
EQUITABLE FINANCIAL LIFE INSURANCE COMPANY
By:        /s/ Robin Raju
    Name: Robin M. Raju
    Title: Chief Financial Officer
FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY
By:        /s/ Manu Sareen
    Name: Manu Sareen
    Title: President

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